EXHIBIT 4.1

EXECUTION COPY

MULTICURRENCY REVOLVING FACILITY AGREEMENT

22 AUGUST 2006

euro 300,000,000

FACILITY AGREEMENT

for

SMITHFIELD CAPITAL EUROPE BV

arranged by

BNP PARIBAS

and

SOCIETE GENERALE CORPORATE & INVESTMENT BANKING

with

SOCIETE GENERALE

acting as Agent and Security Agent

Allen & Overy LLP

THIS AGREEMENT is dated 22 August 2006 and made

BETWEEN:

(1)	SMITHFIELD FOODS, INC., incorporated in Virginia, USA (the Company);

(2)	SMITHFIELD CAPITAL EUROPE BV, incorporated in The Netherlands (the Borrower);

(3)	THE SUBSIDIARIES of the Company listed in Part 1 of Schedule 1 as guarantors (the Original Guarantors);

(4)	BNP PARIBAS and SOCIETE GENERALE CORPORATE & INVESTMENT BANKING, the corporate and investment banking division of SOCIETE GENERALE as mandated lead arrangers (the Arrangers);

(5)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 as lenders (the Original Lenders);

(6)	SOCIETE GENERALE as facility agent (in this capacity, the Agent); and

(7)	SOCIETE GENERALE as security agent (in this capacity, the Security Agent).

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

Accounts Receivable means, as to any Person, all accounts of such Person arising from the sale of inventory in the ordinary course of its business.

Acquisition means any transaction, or any series of related transactions, consummated after the Signing Date, by which the Company and/or any of its Restricted Subsidiaries:

(a)	acquires any business as a going concern or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise;

(b)	directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors; or

(c)	directly or indirectly acquires control of at least a majority of the partner, member or other ownership interests of any Person that is not a corporation.

Additional Security Assets means the assets the subject of Security under the Additional Security Documents.

Additional Security Date means the date on which the Additional Security Documents come into full force and effect and the Agent is satisfied (acting reasonably) that it has received all corporate authorities, legal opinions and other documents it requires for the perfection of the Security created by the Additional Security Documents.

Additional Security Documents means:

(a)	a pledge over the entire issued share capital of Smithfield Romania SRL granted by Smithfield International Investments, Inc. and Cold Field Investments LLC, governed by Romanian law;

(b)	a pledge over the entire issued share capital of Smithfield Procesare SRL granted by Smithfield International Investments, Inc. and Smithfield Romania SRL, governed by Romanian law; and

(c)	a registered and financial pledge over the entire issued share capital of Prima Farms Sp. z o.o. granted by the Company governed by Polish law,

in each case, creating Security for the obligations of the Obligors under the Finance Documents, or if the Majority Lenders agree to accept Alternative Security in the place of any or all of the items listed in paragraphs (a) to (c) above, in accordance with Clause 23.18(b) (Security), means the Alternative Security Documents.

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

Alternative Security means, if the Company requests in accordance with Clause 23.18(b) (Security), Security over assets of member(s) of the Group as the Majority Lenders require (in their absolute discretion) those member(s) of the Group to provide in the place of Security over the Additional Security Assets.

Alternative Security Documents has the meaning given to it in Clause 23.18(b) (Security).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the Signing Date to and including the date falling one month prior to the then current Termination Date.

Available Commitment means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than the Base Currency Amount of that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Facility means the aggregate for the time being of each Lender’s Available Commitment.

Bank Guarantee Fund has the meaning given to it in the Polish Act on the Bank Guarantee Fund dated 14 December 1994 (unified text in the Journal of Laws of 2000, No. 9, item 131).

Base Currency means euro.

Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

Board means the Board of Governors of the Federal Reserve System of the United States of America.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York City, Paris and Amsterdam and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

Campofrio means Campofrío Alimentación S.A., a company incorporated in Spain.

Campofrio Assets means the assets the subject of Security under the Campofrio Security Document.

Campofrio Coverage Amount means on any day:

(a)	prior to the Campofrio Release Date, the market value of the shares in Campofrio subject to first-ranking fully-perfected Security under the Campofrio Security Document, as determined by the Agent by reference to the closing share price published on Infobolsa (and, if Infobolsa ceases to be available, according to Reuters) in relation to the previous trading day in Madrid (where, for these purposes, the closing share price shall be deemed to be zero if trading in those shares is suspended on the day on which the market value is to be determined); and

(b)	on and from the Campofrio Release Date, the net book value of the Campofrio Replacement Assets, as determined in accordance with the provisions of the Campofrio Replacement Security Documents on that day, plus, in any case and without double counting, the value of amounts standing to the credit of the blocked accounts referred to in Clauses 22.7 (Campofrio coverage test) and 22.8 (Suspension) on the relevant day.

Campofrio Release Date means the earlier of the date (if any) on which the Security created under the Campofrio Security Document is released pursuant to:

(a)	Clauses 23.18(c) (Security) and 27.9(a) (Release of Security); or

(b)	Clause 23.4(d)(viii) (Disposals) and 27.9(b) (Release of Security).

Campofrio Replacement Assets means the assets the subject of Security under the Campofrio Replacement Security Documents.

Campofrio Replacement Security Documents has the meaning given to it in Clause 23.18(c) (Security).

Campofrio Security Document means each pledge over the shares owned by Cold Field Investments LLC and Smithfield Insurance Co. Ltd. in the share capital of Campofrio granted by those Persons, governed by Spanish law and creating Security for the obligations of the Obligors under this Agreement.

Capital Lease Obligations of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination of real and personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the relevant GAAP, and the amount of such obligations shall be the capitalised amount of such obligations determined in accordance with the relevant GAAP.

Change of Control means:

(a)	the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission under such Act as in effect on the Signing Date), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company;

(b)	occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither nominated by the board of directors of the Company nor appointed by directors so nominated; or

(c)	the acquisition of direct or indirect Control of the Company by any Person or group.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

Confidentiality Undertaking means a confidentiality undertaking substantially in the form set out in Schedule 12 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

Consolidated EBITDA means, in relation to a Measurement Date, an amount equal to the sum of Consolidated Net Income and, to the extent subtracted in determining such Consolidated Net Income, adding back:

(a)	taxes based on income for the preceding four consecutive fiscal quarters ending on that Measurement Date;

(b)	Consolidated Interest Expense; and

(c)	depreciation and amortisation expense for the preceding four consecutive fiscal quarters ending on that Measurement Date.

Consolidated Interest Expense means:

(a)	in relation to a Measurement Date, the consolidated cash interest expense of the Company and its Restricted Subsidiaries (including deferred or accrued cash interest expense and the cash interest portion of all Capital Lease Obligations), during the preceding four consecutive fiscal quarters of the Group ending on that Measurement Date; and

(b)	notwithstanding paragraph (a) above, Consolidated Interest Expense for any Measurement Date will be adjusted, on a pro forma basis, to take into account the effect of any acquisition or disposal during the preceding four consecutive fiscal quarters of the Group ending on that Measurement Date as if such acquisition or disposal (and any related incurrence or prepayment of Indebtedness) had occurred on the first day of such period.

Consolidated Net Income means, in relation to a Measurement Date, the net income (or deficit) of the Company and its Restricted Subsidiaries for the preceding four consecutive fiscal quarters of the Group ending on that Measurement Date, but excluding:

(a)	the income (or deficit) of any Person (other than a consolidated Restricted Subsidiary) in which the Company has an ownership interest, except to the extent that any such income has been actually received by the Company in the form of dividends or similar distributions;

(b)	the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions of such Restricted Subsidiary is restricted; and

(c)	any income or gain resulting from any write-up or revaluation of the assets of the Company or its Restricted Subsidiaries,

Notwithstanding paragraphs (a) to (c) above, in determining Consolidated Net Income in relation to any Measurement Date, appropriate adjustments will be made to take into account the effect of any acquisition or disposal during the preceding four consecutive fiscal quarters of the Group ending on that Measurement Date as if such acquisition or disposal had occurred on the first day of such period.

Consolidated Total Assets means, on any date, the aggregate amount of assets of the Company and its Restricted Subsidiaries shown on a consolidated balance sheet of such Persons at such date.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise and Controlling and Controlled shall be construed accordingly.

Core Group means the Obligors (other than the Company), the Security Providers for the time being, the members of the Polish Group and the members of the Romanian Group.

Core Group Members means the members of the Core Group.

Default means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dollars and USD means the lawful currency for the time being of the USA.

Domestic Subsidiary means any Subsidiary of the Borrower organised under the laws of a state of the United States of America or the District of Columbia.

Dutch Banking Act means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992) including the Dutch Exemption Regulation as amended from time to time.

Dutch Civil Code means the Burgerlijk Wetboek.

Dutch Exemption Regulation means the Exemption Regulation of the Minister of Finance (Vrijstellingsregeling Wtk 1992), dated 26 June 2002, as amended from time to time, of the Ministry of Finance of the Netherlands as promulgated in connection with the Dutch Banking Act.

Environmental Laws means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a member of the Group directly or indirectly resulting from or based upon:

(a)	violation of any Environmental Law;

(b)	the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials;

(c)	exposure to any Hazardous Materials;

(d)	the release or threatened release of any Hazardous Materials into the environment; or

(e)	any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the matters referred to in paragraphs (a) to (d) above.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

ERISA Event means:

(a)	any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived);

(b)	the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived;

(c)	the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d)	the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;

(e)	the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan;

(f)	the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or

(g)	the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganisation, within the meaning of Title IV of ERISA.

EURIBOR means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

euro means the lawful currency for the time being of the Participating Member States.

Event of Default means any event or circumstance specified as such in Clause 24 (Events of Default).

Excluded Subsidiary means the Subsidiaries of the Company listed in Schedule 10 (Excluded Subsidiaries).1

Facility means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fee Letter means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Company and/or the Borrower (or the Agent and the Company and/or the Borrower) setting out any of the fees referred to in Clause 13 (Fees).

Finance Document means this Agreement, any Fee Letter, any Security Document and any other document designated as such by the Agent and the Company.

Finance Party means the Agent, the Security Agent, an Arranger or a Lender.

Financial Officer means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

GAAP means:

(a)	in relation to the Company, generally accepted accounting principles in the USA;

(b)	in relation to the Borrower, generally accepted accounting principles in The Netherlands; and

(c)	in relation to the other Obligors, generally accepted accounting principles in their jurisdiction of incorporation.

Governmental Authority means the government of the USA, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Group means the Company and its Subsidiaries for the time being.

Guarantee means, in respect of any Person, any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other

[1]	Smithfield – please provide current list.

obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the person giving the guarantee, direct or indirect:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(b)	to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness;

(c)	to maintain working capital, equity capital or any other financial statement condition or liquidity of the Person whose obligation is being guaranteed so as to enable that Person to pay such Indebtedness or other obligation; or

(d)	as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation,

provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Guarantor means the Company or an Original Guarantor.

Hazardous Materials means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Hedging Agreement means any swap agreement, cap agreement, collar agreement, put or call, futures contract, forward contract or similar agreement or arrangement entered into in respect of interest rates, foreign exchange rates or prices of commodities.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Indebtedness means, with respect to any Person and without duplication:

(a)	all obligations of such Person for borrowed money or with respect to deposits or advances of any kind:

(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)	all obligations of such Person upon which interest charges are customarily paid;

(d)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business);

(f)	all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g)	all Guarantees by such Person of Indebtedness of others;

(h)	all Capital Lease Obligations of such Person;

(i)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and

(j)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable for such Indebtedness as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable for such Indebtedness. The Indebtedness of a Person shall not include obligations of such Person to pay rent under operating leases to the extent that such obligations do not constitute Capital Lease Obligations.

Information Memorandum means the document dated July 2006 in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arrangers to selected financial institutions before the date of this Agreement.

Intercompany Loans Security Documents means the documents creating Security for the obligations of the Obligors under the Finance Documents over any current and all future intercompany loans made by the Borrower to any member of the Romanian Group or any member of the Polish Group using the proceeds of the Facility.

Intercreditor Agreement means an intercreditor agreement between the Company (on behalf of itself and its Subsidiaries), JPMorgan Chase Bank, N.A. as administrative agent under the US Facility and the purchasers or holders of Indebtedness issued under the Senior Note Documents.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.4 (Default interest).

Investment means, for any Person:

(a)	the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale);

(b)	the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of programming, advertising, inventory or supplies sold in the ordinary course of business);

(c)	the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or

(d)	any Hedging Agreement having the commercial effect of a synthetic or derivative Investment.

Joint Venture means any Investment by the Company or any of its Restricted Subsidiaries as a joint venturer or partner in, or lender to, any other Person (other than a Subsidiary) principally engaged in a business in which the Company and its Restricted Subsidiaries are permitted by Clause 23.14 (Lines of Business) to be engaged.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

LMA means the Loan Market Association.

Majority Lenders means:

(a)	until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

Margin means the rate per cent. per annum determined in accordance with Clause 10.3 (Margin adjustments - ratings).

Material Adverse Effect means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on:

(a)	the Transactions;

(b)	the business, assets, operations, property, prospects or condition (financial or otherwise) of the Obligors, the Polish Group and the Romanian Group, taken together;

(c)	the ability of the Obligors, taken together, to perform their payment obligations under any Finance Document; or

(d)	the rights and benefits available to the Lenders under the Finance Documents.

Material Indebtedness means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding USD 25,000,000. For the purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

Material Subsidiary means:

(a)	Smithfield Romania SRL;

(b)	Smithfield Procesare SRL;

(c)	Prima Farms Sp. z o.o.;

(d)	any Restricted Subsidiary of the Company (other than an Excluded Subsidiary) that is a Domestic Subsidiary and:

(i)	the portion of Consolidated Total Assets attributable, on a stand-alone basis, to such Restricted Subsidiary exceeds 5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries as of the end of the most recently completed fiscal quarter or;

(ii)	the portion of Consolidated EBITDA (after excluding all intercompany transactions) attributable, on a stand-alone basis, to such Restricted Subsidiary exceeds USD 50,000,000,

provided, that:

(A)	any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary; and

(B)	on and after the Security Release Date, in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 20% of the Consolidated Total Assets or 20% of the Consolidated EBITDA of the Company and its Restricted Subsidiaries as of the end of and for the most recently completed fiscal quarter, then one or more of such Subsidiaries designated by the Company (or, if the Company shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to Consolidated Total Assets), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess; and

(e)	each Security Provider.

Measurement Date means the last day of a fiscal quarter of the Group.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

Moody’s means Moody’s Investors Service, Inc. or any successor to its credit rating business.

Moody’s Rating means the corporate family rating (otherwise known as the senior implied credit rating) of the Company as determined by Moody’s.

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

Non-Core Group means the Company and its Restricted Subsidiaries (other than Restricted Subsidiaries which are Core Group Members).

Non-Core Group Members means the members of the Non-Core Group.

Obligor means a Borrower or a Guarantor.

Optional Currency means Dollars, Sterling or a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

Original Financial Statements means the audited consolidated financial statements of the Group for the financial year ended 30 April 2006.

Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Encumbrances means:

(a)	Security imposed by law for taxes that are not yet due or are being contested in compliance with Clause 23.11 (Payment of obligations);

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Security imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Clause 23.11 (Payment of obligations);

(c)	pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)	deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)	easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary of the Company;

(f)	Security securing judgments to the extent, for an amount and for a period not resulting in an Event of Default in Clause 24.12 (Judgment default); and

(g)	Security created under the Federal Packers and Stockyards Act, as amended,

provided, that the term Permitted Encumbrances shall not include any Security securing Indebtedness.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Polish Group means Prima Farms Sp. z o.o. and its Subsidiaries for the time being.

Professional Market Party means a professional market party (professionele marktpartij) under the Dutch Exemption Regulation.

Property, Plant and Equipment means property, plant and equipment reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries that are Domestic Subsidiaries.

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receivables Financing means any transaction or series of transactions that may be entered into by a member of the Group (other than a member of the Polish Group or a member of the Romanian Group) pursuant to which any such entity may:

(a)	sell, convey or otherwise transfer to:

(i)	a Securitisation Entity (in the case of a transfer by a member of the Group (other than a member of the Polish Group or a member of the Romanian Group));

(ii)	any other Person (in the case of a transfer by a Securitisation Entity); or

(iii)	a third party that is financing the same in a customary repurchase arrangement in contemplation of a subsequent transfer to a Securitisation Entity in a Receivables Financing; or

(b)	grant a Security in, any Accounts Receivable (whether now existing or arising in the future) of a member of the Group (other than a member of the Polish Group or a member of the Romanian Group) and any assets related thereto, including all collateral securing such Accounts Receivable, all contracts and all guarantees or other obligations in respect of such Accounts Receivable, proceeds of such Accounts Receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitisation transactions involving Accounts Receivable.

Receivables Repurchase Obligation means any obligation of a member of the Group (other than a member of the Polish Group or a member of the Romanian Group) to repurchase one or more Accounts Receivable transferred in a Receivables Financing and arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of an Account Receivable or portion of an Account Receivable becoming subject to any asserted defease, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to a member of the Group.

Reference Banks means BNP Paribas, ING Bank N.V. and the Agent or such other banks as may be appointed by the Agent in consultation with the Company.

Regulation U means Regulation U of the Board as in effect from time to time.

Relevant Interbank Market means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

Repeating Representations means each of the representations set out in Clause 20 other than Clauses 20.7 (Deduction of Tax), 20.8 (No filing or stamp taxes), 20.10 (No misleading information), 20.20 (Labour matters) and 20.22(a) to 20.22(d) (inclusive) (Financial statements) which are given on, and by reference to, the Signing Date only.

Restricted Subsidiary means any Subsidiary of the Company other than an Unrestricted Subsidiary being, on the Signing Date, those Subsidiaries of the Company set out in Schedule 8 (Restricted Subsidiaries).

Rollover Loan means one or more Loans:

(a)	made or to be made on the same day that the maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 7.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

Romanian Civil Code means Codul Civil Român 1864, as further amended and completed.

Romanian Group means:

(a)	Smithfield Romania SRL and its Subsidiaries; and

(b)	Smithfield Procesare SRL and its Subsidiaries,

in each case, for the time being.

Romanian Insolvency Law means Legea 85/2006 privind procedura insolventei.

Romanian Security Interests Law means Legea 99/1999 privind unele măsuri pentru accelerarea reformei economice, Titlul VI – Regimul juridic al garantiilor reale mobiliare, as further amended and completed.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its credit rating business.

S&P Rating means the issuer credit rating of the Company as determined by S&P.

Screen Rate means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

SEC means the Securities and Exchange Commission of the USA or any successor.

Securitisation Entity means a wholly-owned Subsidiary of a Non-Core Group Member (or another Person formed for the purposes of engaging in a Receivables Financing with a Non-Core Group Member in which a Non-Core Group Member makes an investment and to which the relevant Person sells, conveys or otherwise transfers Accounts Receivable and related assets) which engages in no activities and incurs no Indebtedness or other liabilities or obligations other than in connection with the financing of Accounts Receivable of a Non-Core Group Member, all proceeds from such Accounts Receivable and all rights (contractual or other), collateral and other assets relating to such Accounts Receivable, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the relevant Non-Core Group Member (as provided below) as a Securitisation Entity and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(i)	is guaranteed by a Non-Core Group Member other than pursuant to Standard Securitisation Undertakings;

(ii)	is guaranteed by a Core Group Member;

(iii)	is recourse to or obligates a Non-Core Group Member in any way other than pursuant to Standard Securitisation Undertakings;

(iv)	is recourse to or obligates a Core Group Member in any way;

(v)	is secured directly or indirectly, contingently or otherwise, by any property or asset of a Non-Core Group Member, other than pursuant to Standard Securitisation Undertakings, or

(vi)	is secured directly or indirectly, contingently or otherwise, by any property or asset of a Core Group Member; and

(b)	as to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the relevant Non-Core Group Member shall be evidenced to the Agent by delivery to the Agent of a certificate of the Board of Directors of the Company certifying that such designation complied with the above conditions.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Document means:

(a)	the Campofrio Security Document;

(b)	the Intercompany Loans Security Documents;

(c)	the Additional Security Documents;

(d)	the Campofrio Replacement Security Documents; and

(e)	any other document evidencing or creating security over any asset of an Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

Security Provider means a member of the Group which has granted Security under a Security Document over some or all of its assets and which is not the Borrower or a Guarantor.

Security Release Date means the date on which all Security under the Security Documents is released pursuant to Clause 23.18 (Security), provided that on such date no further Security is required to be created by any Obligor or Security Provider under the terms of the Finance Documents.

Senior Note Documents means, collectively, the following instruments and agreements:

(a)	the Second Amended and Restated Note Purchase Agreement dated as of 29 October 2004 (as amended by Amendment No. 1 thereto, dated as of 15 February 2005), among the Company and the purchasers referred to in such document relating to the Company’s USD 9,852,942 8.41% Series B Senior Secured Notes due 1 August 2006, the Company’s USD 100,000,000 8.52% Series F Senior Secured Notes due 1 August 2006 and the Company’s USD 14,000,000 9.85% Series G Senior Secured Notes due 1 November 2006;

(b)	the Second Amended and Restated Note Purchase Agreement dated as of 29 October 2004 (as amended by Amendment No. 1 thereto, dated as of 15 February 2005), among the Company and the purchasers referred to in such document relating to the Company’s USD 100,000,000 7.89% Series I Senior Secured Notes due 1 October 2009, the Company’s USD 50,000,000 Variable Rate Series J Senior Secured Notes due 1 October 2009, the Company’s USD 50,000,000 8.44% Series K Senior Secured Notes due 1 October 2009 and the Company’s USD 25,000,000 LIBOR Rate Series L Senior Secured Notes due 1 October 2009;

(c)	the Amended and Restated Note Purchase Agreement, dated as of 29 October 2004 (as amended by Amendment No. 1 to such document, dated as of 15 February 2005) among the Company and the purchasers referred to in such document relating to the Company’s USD 75,000,000 8.25% Series M Senior Secured Notes due 2 March 2006;

(d)	the Amended and Restated Note Purchase Agreement, dated as of 29 October 2004 (as amended by Amendment No. 1 to such document, dated as of 15 February 2005) among the Company and the purchasers referred to in such document relating to the Company’s USD 25,000,000 Reset Rate Series O 5/10 Year Senior Secured Notes and the Company’s USD 30,000,000 Adjustable Rate Series P 5/10 Year Senior Secured Notes; and

(e)	any other agreement pursuant to which Indebtedness (other than Indebtedness constituting Subordinated Indebtedness) of the Company or any of its Domestic Subsidiaries is issued pursuant to Section 6.01(f) of the US Facility, that is required to be treated as a “Note Purchase Agreement” for purposes of the Intercreditor Agreement pursuant to Section 3.03 of the Intercreditor Agreement, in each case, together with all related guarantees, mortgages and security agreements permitted under the Intercreditor Agreement.

Senior Note Holders means the purchasers or holders of Indebtedness under the Senior Note Documents.

Signing Date means the date of this Agreement.

Solvent means:

(a)	when used with respect to the Company as of any date of determination:

(i)	the aggregate value of all properties of the Group at their present fair saleable value (i.e., the amount which may be realised within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, regular market value to mean the amount which could be obtained for the property in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions), exceeds the aggregate amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Group;

(ii)	the Group will not, on a consolidated basis, have an unreasonably small capital with which to conduct its business operations as contemplated to be conducted; and

(iii)	the Group will have, on a consolidated basis, sufficient cash flow to enable it to pay their debts as they mature;

(b)	when used with respect to a member of the Polish Group:

(i)	each of the matters listed in paragraphs (a)(i) to (iii) above; and

(ii)	that such Person continues to pay its debts as they mature;

(c)	when used with respect to a member of the Romanian Group, that such Person has sufficient cash flow to enable it to pay its debts as they mature; and

(d)	when used with respect to the Borrower, that there has been no winding-up, administration or dissolution in respect of the Borrower and no moratorium has been granted in respect of the Borrower.

Specified Time means a time determined in accordance with Schedule 13 (Timetables).

Standard Securitisation Undertakings means representations, warranties, covenants, indemnities and guarantees of performance entered into by a Non-Core Group Member which the Company has determined in good faith to be either customary in a Receivables Financing or, when taken as a whole, to be more favourable to such entity than in a customary Receivables Financing including, without limitation, those relating to the servicing of the related Accounts Receivable, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitisation Undertaking.

Subordinated Indebtedness means Indebtedness of the Company in respect of its 7 5/8% Senior Subordinated Notes due 2008, issued by the Company pursuant to an indenture dated 9 February 1998, among the Company and SunTrust Bank, Atlanta, as trustee.

Subsidiaries Net Assets means the aggregate net book value of the total assets of the Romanian Group and the Polish Group less the outstanding principal amount of Indebtedness owed by members of the Romanian Group and members of the Polish Group to Persons not members of the Group.

Subsidiary means, with respect to any Person (the parent) at any date, any corporation, limited liability company, partnership, association or other entity:

(a)	of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held; or

(b)	that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Subsidiary Guarantor means the companies listed in Schedule 11 (Subsidiary Guarantors under the US Facility) and any other Person which accedes to the US Facility as a Subsidiary Guarantor.

TARGET means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

TARGET Day means any day on which TARGET is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means, for a Lender and subject to Clause 6 (Extension Option), the date falling 36 months after the Signing Date.

Total Commitments means the aggregate of the Commitments, being euro 300,000,000 at the Signing Date.

Transactions means:

(a)	with respect to the Borrower, the execution, delivery and performance by the Borrower of the Finance Documents to which it is a party, the borrowing of Loans and the use of the proceeds of the Loans; and

(b)	with respect to any Obligor (other than the Borrower) and any Security Provider, the execution, delivery and performance by such Obligor or such Security Provider (as appropriate) of the Finance Documents to which it is a party.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Error! Reference source not found.) or any other form agreed between the Agent and the Company.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Unrestricted Subsidiaries means:

(a)	any Subsidiary of the Company that shall have been designated as an “Unrestricted Subsidiary” in accordance with the provisions of Clause 26.2 (Designation of Unrestricted Subsidiaries); and

(b)	any Subsidiary of an Unrestricted Subsidiary,

being, on the Signing Date, those Persons listed in Schedule 9 (Unrestricted Subsidiaries).

USA means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

US Facility means the revolving credit agreement between, amongst others, the Company as borrower and JPMorgan Chase Bank, N.A. as administrative agent dated 19 August 2005 (as amended, restated, supplemented or otherwise modified from time to time).

US Facility Release Date means the first date on which all Security created to secure Indebtedness of any member of the Group arising under the US Facility has been irrevocably released and discharged.

US Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which a Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

Utilised Amounts means the aggregate of the Base Currency Amount of the participations of all the Lenders in all outstanding Loans.

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2 Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Agent, an Arranger, any Finance Party, any Lender, any Obligor, any Party or the Security Agent shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	a blocked account is an interest bearing blocked account in the name of the Borrower with the Agent;

(iv)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vi)	a provision of law is a reference to that provision as amended or re-enacted; and

(vii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.3 Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4 Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	financial assistance means any act contemplated by:

(i)	(for a besloten vennootschap) Article 2:207(c) of the Dutch Civil Code; or

(ii)	(for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code;

(c)	a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)	(i) a winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(i)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(ii)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 16d of the Social Insurance Co-ordination Act of the Netherlands (Coördinatiewet Sociale Verzekeringen);

(iii)	a trustee in bankruptcy includes a curator;

(iv)	an administrator includes a bewindvoerder; and

(v)	an attachment includes a beslag.

1.5 Polish terms

In this Agreement a reference to:

(a)	a composition, assignment or similar arrangement with any creditor includes a postepowanie upadłosciowe z mozliwoscia zawarcia układu and postepowanie naprawcze;

(b)	a compulsory manager, receiver or administrator includes a sedzia komisarz, nadzorca sadowy, syndyk or zarzadca, zarzadca nad przedsiebiorstwem established under Article 27 of the Polish Law on Registered Pledge and Pledge Register dated 6 December 1996 or article 931 of the Code of Civil Procedure; and

(c)	a winding up includes a declaration of bankruptcy.

1.6 Romanian terms

In this Agreement a reference to:

(a)	Security includes also any ipotecă, privilegiu, drept de retentie, fidejusiune, cesiune de creantă and gaj, as provided by the Romanian Civil Code, and any garantie reală mobiliară and any assimilated forms of security, as provided by the Romanian Security Interests Law;

(b)	insolvency includes the procedure initiated in accordance with Romanian Insolvency Law, by încheierea or, as the case may be, sentinta, issued by judecătorul sindic, as provided by Article 32 (1) and Article 33 (4) and (6) of the Romanian Insolvency Law; and

(c)	a compulsory manager, receiver or administrator also includes any administrator special, administrator judiciar or lichidator established under Romanian Insolvency Law.

2. THE FACILITY

2.1 The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2 Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3 Lender’s representations as Professional Market Party

Each Lender makes the following declarations and representations to the Borrower:

(a)	it is a Professional Market Party; and

(b)	it acknowledges that as a consequence it has no benefit from the creditor protection under the Dutch Banking Act for non-Professional Market Parties.

3. PURPOSE

3.1 Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes.

3.2 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4. CONDITIONS OF UTILISATION

4.1 Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent to Initial Utilisation) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2 Further conditions precedent – Default and Repeating Representations

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3 Further conditions precedent – Campofrio Coverage Amount

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan (other than a Rollover Loan) if on the date of the Utilisation Request and on the proposed Utilisation Date, the Utilised Amounts are not (and will not be following the advance of that Loan) more than an amount equal to twice the Campofrio Coverage Amount on the relevant date.

(b)	Paragraph (a) does not apply:

(i)	following the Additional Security Date;

(ii)	if the Campofrio Assets have been disposed in accordance with the terms of this Agreement for a net consideration of at least euro 135,000,000 and the proceeds of such disposal have been applied in accordance with Clause 9.2 (Mandatory prepayment and partial cancellation – disposal of Campofrio Assets) prior to the date of the relevant Utilisation Request;

(iii)	if the Campofrio Coverage Amount is greater than or equal to euro 135,000,000 on the date of the Utilisation Request and on the proposed Utilisation Date; or

(iv)	if the Security Release Date has occurred.

4.4 Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is Dollars, Sterling or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.5 Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 20 Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 7.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.5.

4.6 Coverage of Loans in Optional Currency

For the purposes of Clauses 4.3 (Further conditions precedent – Campofrio Coverage Amount), 22.5 (Asset coverage covenant) and 22.7 (Campofrio coverage test), any Loan denominated in an Optional Currency shall be converted into euro at the Agent’s Spot Rate of Exchange on the date on which the calculation is made under the relevant Clause.

5. UTILISATION

5.1 Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2 Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3 Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of euro 5,000,000 and an integral multiple of euro 1,000,000 or, if less than euro 5,000,000, the Available Facility;

(ii)	if the currency selected is Dollars, a minimum of the equivalent in Dollars of euro 5,000,000 and an integral multiple of the equivalent in Dollars of euro 1,000,000 or, if less than the equivalent in Dollars of euro 5,000,000, the Available Facility;

(iii)	if the currency selected is Sterling, a minimum of the equivalent in Sterling of euro 5,000,000 and an integral multiple of the equivalent in Sterling of euro 1,000,000 or, if less than the equivalent in Sterling of euro 5,000,000, the Available Facility;

(iv)	if the currency selected is an Optional Currency other than Sterling or Dollars, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.4 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(v)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4 Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6. EXTENSION OPTION

(a)	The Borrower may by notice to the Agent (an Extension Request) not more than 120 days and not less than 60 days before each of the first anniversary of the Signing Date and the second anniversary of the Signing Date (as appropriate), request that the then current Termination Date be extended for a period of 364 days.

(b)	An Extension Request is irrevocable, unless:

(i)	all the Lenders agree that it may be withdrawn; or

(ii)	the Borrower elects to withdraw it in accordance with paragraph (h) below.

(c)	The Termination Date may not be extended under this Clause on more than two occasions.

(d)	The Agent must promptly notify the Lenders of any Extension Request.

(e)	Each Lender may, in its sole discretion, agree or decline to agree to an Extension Request.

(f)	If a Lender agrees to an Extension Request on or before the date falling 30 days from the date of the relevant Extension Request, in relation to that Lender, the Termination Date will be extended in relation to that Lender, to the date specified in the Extension Request.

(g)	If any Lender fails to reply to an Extension Request on or before the date falling 30 days from the date of the relevant Extension Request, it will be deemed to have refused that Extension Request.

(h)	The Borrower may (at any time after delivering an Extension Request) withdraw that Extension Request no later than 10 days prior to the first anniversary or the second anniversary of the Signing Date (as appropriate to that Extension Request) if one or more Lenders have:

(i)	refused the Extension Request at that time; or

(ii)	been deemed to have refused the Extension Request under paragraph (g) above at that time.

(i)	If a Lender has refused an Extension Request or been deemed to have refused an Extension Request under paragraph (g) above, that Lender shall, at the request of the Borrower, transfer by way of novation all of its rights and obligations under the Finance Documents in accordance with Clause 25 (Changes to the Lenders) to such other bank, financial institution, or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets specified by the Borrower where such Person is:

(i)	willing to assume those rights and obligations in a manner approved by the Agent; and

(ii)	willing to purchase such rights and obligations from the relevant Lender for an amount or consideration acceptable to that Lender (acting reasonably) (and where such amount or consideration shall, in any case, not be less than the par value of those rights and obligations).

(j)	Any transfer under paragraph (i) above will be deemed to occur on the then current Termination Date.

(k)	The Commitment of each Lender which did not agree to the Extension Request will (to the extent not transferred under paragraphs (i) and (j) above) be automatically cancelled on the then current Termination Date (on the basis that the extension referred to in the relevant Extension Request had not occurred) and (to the extent not transferred under paragraphs (i) and (j) above) the Borrower shall repay each such Lender’s participation in the Loans on such date of cancellation.

(l)	No extension will occur under this Clause unless the extension fee referred to in Clause 13.4 (Extension fee) has been paid (if any fee is to be paid under that Clause).

7. OPTIONAL CURRENCIES

7.1 Selection of currency

The Borrower shall select the currency of a Loan in a Utilisation Request.

7.2 Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 7.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

7.3 Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

8. REPAYMENT

8.1 Repayment of Loans

The Borrower shall repay each Loan on the last day of its Interest Period.

8.2 Termination Date

Any Loan outstanding on the Termination Date will be repaid by the Borrower on that Termination Date.

9. PREPAYMENT AND CANCELLATION

9.1 Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2 Mandatory prepayment and partial cancellation – disposal of Campofrio Assets

(a)	In this Subclause and in Clause 9.3 (Mandatory prepayment and cancellation – Campofrio Assets and Campofrio Replacement Security Assets):

(i)	proceeds means any amount received by a member of the Group as consideration for the relevant disposal to a person which is not a member of the Group less all Taxes and reasonable costs and expenses incurred by members of the Group in connection with the relevant disposal; and

(ii)	relevant disposal means any sale, lease, transfer or disposal of the Campofrio Assets in accordance with Clause 23.4(d)(viii) (Disposals).

(b)	Subject to the operation of Clause 9.3 (Mandatory prepayment and cancellation – Campofrio Assets and Campofrio Replacement Security Assets), the Company shall procure that, unless the Campofrio Replacement Security Documents have come into full force and effect and the Agent is satisfied that it has received all corporate authorities, legal opinions and other documents it requires in connection with the Campofrio Replacement Security Documents, the Borrower will apply an amount equal to the proceeds of any relevant disposal towards prepaying the Loans and (whether or not any Loans are outstanding) cancelling a corresponding amount of the Total Commitments.

(c)	Any prepayment under this Subclause must be made on the day of receipt of the proceeds by the relevant member of the Group.

9.3 Mandatory prepayment and cancellation – Campofrio Assets and Campofrio Replacement Security Assets

If a relevant disposal occurs and the proceeds of that relevant disposal are less than euro 135,000,000 and the Additional Security Date has not occurred, then, unless at the time of the disposal:

(i)	the Campofrio Replacement Security Documents have come into full force and effect and the Agent is satisfied that it has received all corporate authorities, legal opinions and other documents it requires in connection with the Campofrio Replacement Security Documents; and

(ii)	the Majority Lenders are satisfied that the net book value of the Campofrio Replacement Security Assets at the relevant time (as determined by the provisions of the Campofrio Replacement Security Documents) is at least euro 150,000,000, the Agent shall cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

9.4 Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of euro 5,000,000 and if greater, in an integral multiple of euro 1,000,000) of the Available Facility. Any cancellation under this Clause 9.4 shall reduce the Commitments of the Lenders rateably.

9.5 Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of euro 5,000,000 and if greater, in an integral multiple of euro 1,000,000).

9.6 Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in each Loan.

9.7 Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

10. INTEREST

10.1 Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR or, in relation to any Loan not denominated in euro, LIBOR; and

(c)	Mandatory Cost, if any.

10.2 Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

10.3 Margin adjustments - ratings

(a)	In this Subclause, Rating Agency means Moody’s or S&P or any other rating agency of similar international stature which has been approved by the Majority Lenders.

(b)	The initial Margin is 0.875 per cent. per annum and this rate shall apply until changed under this Subclause.

(c)	Subject to the other provisions of this Subclause, the Margin will be subsequently calculated by reference to the table below:

Column 1		Column 2 Margin (per cent. per annum)
S&P Rating	Moody’s Rating
BBB- or above	Baa3 or above	0.725
BB+	Ba1	0.875
BB	Ba2	1.075
BB – or below	Ba3 or below	1.375

(d)	The Company must notify the Agent of any notification to it by a Rating Agency of a change in its Moody’s Rating or S&P Rating.

(e)	If, following the notification referred to above, the Moody’s Rating or S&P Rating (as applicable) is such that two different Margins would be applicable to each rating according to the table set out in paragraph (c) above:

(i)	in the case where the different applicable Margins are adjacent to each other as set out in the table in paragraph (c) above, the applicable Margin will be the average of those Margins; and

(ii)	in the case where the different applicable Margins are not adjacent to each other as set out in the table in paragraph (c) above, the applicable Margin will be:

(A)	if there is one row separating the different applicable Margins, the Margin set out in that row; or

(B)	if there are two rows separating the different applicable Margins, the average of the Margins set out in those two rows.

(f)	If only one Rating Agency has supplied a rating at any particular time, the rating to be attributed to the Rating Agency for the purposes of paragraph (c) above that has failed to supply a rating at that time shall be deemed to be BB- or below or Ba3 or below, as appropriate.

(g)	Any change in the Margin will, subject to paragraphs (h) and (i) below, apply to each Loan made, on the date of notification by the Rating Agency or the Rating Agencies, as the case may be, of the change in the Moody’s Rating or S&P Rating (as applicable).

(h)	For so long as an Event of Default is outstanding or the Company has not delivered a Compliance Certificate in accordance with Clause 21.2 (Compliance Certificate), the Margin will be the highest applicable rate, being 1.375 per cent. per annum.

(i)	On the Additional Security Date, the applicable Margin shall be decreased by 0.15 per cent. per annum and, thereafter, each rate set out in Column 2 of the table above and the rate set out in paragraph (h) above will be reduced by 0.15 per cent. per annum.

10.4 Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.5 Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11. INTEREST PERIODS

11.1 Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 11, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the then current Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

11.2 Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12. CHANGES TO THE CALCULATION OF INTEREST

12.1 Absence of quotations

Subject to Clause 12.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2 Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement Market Disruption Event means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30% of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR.

12.3 Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4 Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent or the Company, provide a certificate confirming the amount of its Break Costs (if any) for any Interest Period in which they accrue.

13. FEES

13.1 Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate in per cent. per annum determined in accordance with paragraph (b) below on that Lender’s Available Commitment for the Availability Period.

(b)	The commitment fee from time to time will be calculated by reference to the figures in the first column below (as determined in accordance with Clause 10.3 (Margin adjustments - ratings)) and determined in accordance with the following table:

Margin - per cent. per annum (as determined in accordance with Clause 10.3 (Margin adjustments - ratings))	Commitment fee (as percentage of Margin)
0.725	30
0.875	35
1.075	40
1.375	50

(c)	If the Additional Security Date has occurred, the figures in the first column above shall be amended on that date to reflect the operation of Clause 10.3(i) (Margin adjustments - ratings).

(d)	Any change in the commitment fee referred to in paragraph (b) above will apply on the date of notification by the Rating Agency or Rating Agencies, as the case may be, of the change in the Moody’s Rating or S&P Rating, as applicable.

(e)	The accrued commitment fee is payable in arrear on and from the Signing Date and on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2 Arrangement Fee

The Borrower shall pay to the Arrangers for their own account an arrangement fee in the manner separately agreed between the Borrower and the Arrangers in a Fee Letter dated on or around the Signing Date.

13.3 Participation fee

The Borrower shall pay to the Arrangers a participation fee in the amount and at the times agreed in a Fee Letter, for distribution to the Original Lenders, in amounts as separately agreed.

13.4 Extension fee

(a)	The Borrower must pay to the Agent for each Lender which agrees to an Extension Request an extension fee in the manner and to the extent separately agreed between the Borrower and the Agent but, in any event, in accordance with paragraphs (b) and (c) below.

(b)	Each extension fee is payable within 5 Business Days of the date on which the Agent has confirmed to the Lenders who have agreed to the extension under Clause 6 (Extension Option) of the extension of the then current Termination Date under that Clause.

(c)	An extension fee is payable in respect of each period of 364 days that a Lender agrees to extend its Termination Date.

13.5 Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14. TAX GROSS UP AND INDEMNITIES

14.1 Definitions

(a)	In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 14 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

14.2 Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3 Tax indemnity

(a)	Each Obligor shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any loss, liability or cost suffered for or on account of Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)	under the law of any jurisdiction in which that Finance Party otherwise conducts business,

if that Tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable but not actually received, such as, without limitation, a Tax Deduction) by that Finance Party (or a branch of such Finance Party); or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because of non-compliance by a relevant Lender with its obligations under Clauses 14.7(b) or 14.7(c) (except to the extent that such non-compliance by the relevant Lender resulted from it not being permitted by law to comply with such obligations).

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event (giving (to the extent reasonably practicable to do so) reasonable detail of the claim and the amount in question) which will give, or has given, rise to the claim, following which the Agent shall notify the relevant Obligor.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4 Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall promptly pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5 Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6 Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.7 US Tax forms

(a)	The Borrower hereby confirms to each Original Lender that it has made an election to be disregarded as an entity separate from Smithfield International Investments, Inc., a Delaware corporation, its single member owner, for US federal income tax purposes.

(b)	Accordingly, each Lender that is not a United States person (as defined in Section 7701 (a)(30) of the Code) shall, to the extent permitted by law, deliver to the Agent for forwarding to the Borrower (on or before the date of the first payment of interest after such Lender becomes a party to this Agreement) a duly completed copy of Internal Revenue Service Form W-8BEN, or Form W-8ECI, if applicable, or any successor forms, or any other forms as may be necessary to establish a reduction in, or complete exemption from, US withholding tax on payments of interest on the Loans.

(c)	To the extent that any such forms become obsolete as a result of lapse of time or change in circumstances, each Lender shall (promptly on the request of the Borrower in the case of such form becoming obsolete as a result of lapse of time), to the extent permitted by law, deliver to the Agent for forwarding to the Lenders, revised forms as may be necessary to establish a reduction in, or complete exemption from, US withholding tax on such payments.

(d)	A Lender is not obliged to supply any form under paragraph (b) above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation or any published practice or concession of any relevant taxing authority.

(e)	The Borrower is not obliged to pay any Tax Payment to a Lender to the extent that the Tax Payment would not have been payable if that Lender had complied with its obligations under this Subclause.

15. INCREASED COSTS

15.1 Increased costs

(a)	Subject to Clause 15.2(c) (Increased cost claims) and Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2 Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent or the Company, provide a certificate confirming the amount of its Increased Costs (giving (to the extent reasonably practicable to do so) reasonable detail of the claim and the amount in question).

(c)	The Company shall not be required to compensate a Finance Party under Clause 15.1 (Increased costs) if the relevant Finance Party has not made a demand under this Clause within 270 days after it has become aware that it has incurred an Increased Cost.

15.3 Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost by the Borrower;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 15.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 14.1 (Definitions).

15.4 Bank Guarantee Fund

(a)	Each Obligor must, promptly on request by a Finance Party incorporated in the Republic of Poland, pay to that Finance Party any amount paid by that Finance Party to the Bank Guarantee Fund as a result of entering into any Finance Document or funding or performing its obligations under any Finance Document.

(b)	A Finance Party intending to make a claim under this Clause must, within 30 days of the date on which the relevant payment to the Bank Guarantee Fund is made, notify the Company of the circumstances giving rise to, and the amount of, the claim.

16. OTHER INDEMNITIES

16.1 Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2 Other indemnities

(a)	The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of gross negligence or wilful misconduct by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Company.

(b)	The Company’s liability in each case listed in paragraph (a) above excludes any cost, less or liability suffered by a Lender as a result of that Lender making a representation which is untrue in relation to its status as a Professional Market Party and that Lender may not make a demand under paragraph (a) above for any such cost, loss or liability.

16.3 Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17. MITIGATION BY THE LENDERS

17.1 Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax Gross Up and Indemnities), Clause 15 (Increased Costs) or paragraph 4 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to:

(i)	another Affiliate or Facility Office; or

(ii)	to another bank, financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets specified by the Borrower, where such Person is:

(A)	willing to assume those rights and obligations in a manner approved by the Agent; and

(B)	willing to purchase such rights and obligations from the relevant Finance Party for an amount or consideration acceptable to that Finance Party (acting reasonably) (and where such amount or consideration shall, in any case, not be less than the par value of those rights and obligations (if applicable)).

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2 Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18. COSTS AND EXPENSES

18.1 Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Security Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2 Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 31.9 (Change of currency),

the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3 Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19. GUARANTEE AND INDEMNITY

19.1 Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2 Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3 Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

19.4 Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5 Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6 Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.7 Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

19.8 Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.9 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10 Limitations

(a)	In relation to any Obligor incorporated in the Republic of Poland only, this guarantee does not apply to any liability to the extent it would result in this guarantee breaching Article 189 §2 of the Polish Commercial Companies Code of 15 September 2000.

(b)	In relation to any Obligor incorporated in the Netherlands, this guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance.

19.11 Company as Guarantor

(a)	In this Subclause fraudulent transfer law means any applicable US bankruptcy and state fraudulent transfer and conveyance statute and any related case law and terms used in this Subclause are to be construed in accordance with the fraudulent transfer laws.

(b)	The Company acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(iii)	each Finance Party has acted in good faith in connection with the guarantee given by the Company and the transactions contemplated by the Finance Documents.

(c)	Each Finance Party agrees that the Company’s liability under this Clause is limited so that no obligation of, or transfer by, the Company under this Clause is subject to avoidance and turnover under any fraudulent transfer law.

(d)	The Company represents and warrants to each Finance Party that:

(i)	the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(e)	Each representation and warranty in this Subclause:

(i)	is made by the Company on the date of this Agreement;

(ii)	is deemed to be repeated by the Company on the date of each Utilisation Request and the first day of each Interest Period; and

(iii)	is, when repeated, applied to the circumstances existing at the time of repetition.

20. REPRESENTATIONS

The representations and warranties set out in this Clause 20 are given by each Obligor or, if not given on the basis of the above in the relevant provision, are given by the Company and, in any event, are given to each Finance Party on the Signing Date. In all cases when the Company gives any representation and warranty set out in this Clause 20, it does so for itself and in respect of each of its Material Subsidiaries and each other Obligor.

20.1 Status

(a)	If it is formed in a state of the USA or the District of Columbia, it is duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation and has all requisite power and authority to carry on its business as now conducted.

(b)	If it is formed in Poland, it is a limited liability company, duly incorporated and validly existing under the laws of the Republic of Poland.

(c)	If it is formed in a jurisdiction other than:

(i)	a state of the USA or the District of Columbia; or

(ii)	Poland,

it is duly organised and validly existing under the law of its jurisdiction of organisation.

(d)	In the case of the Company only, the Company and each of its Subsidiaries taken as a whole, are, and the Company, the Borrower and each of the Original Guarantors and each of the Security Providers is, and will be Solvent.

(e)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.2 Binding obligations

(a)	Each of this Agreement and the other Finance Documents to which it is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to:

(i)	applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally;

(ii)	general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(iii)	any qualifications as to the legal matters contained in the legal opinions referred to in Schedule 2 (Conditions precedent to Initial Utilisation).

(b)	Each Security Document to which it is a party creates the Security which that Security Document purports to create and that Security is valid and effective, subject to any qualifications as to the legal matters contained in the legal opinions referred to in Schedule 2 (Conditions precedent to Initial Utilisation).

(c)	The Transactions:

(i)	do not and will not violate any applicable law or regulation or the charter, by laws or other organisational documents of any member of the Group or any order of any Governmental Authority;

(ii)	do not and will not violate or result in a default under any indenture, agreement or other instrument binding upon any member of the Group or its assets, or give rise to a right under any such document to require any payment to be made by any member of the Group; and

(iii)	except for the Security created under the Security Documents, do not and will not result in:

(A)	the creation or imposition of any Security on, or in respect of, any asset of any member of the Group;

(B)	an obligation to grant any Security on, or in respect of, any member of the Group; or

(C)	an obligation on any member of the Group to enter, or procure that any Finance Party enters, into a security sharing intercreditor or other similar agreement with any other creditor of any member of the Group.

20.3 Power and authority

The Transactions are within each Obligor’s corporate powers and have been duly authorised by all necessary corporate and, if required, shareholder action.

20.4 Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable the Obligors lawfully to enter into, exercise their rights and comply with their obligations in the Finance Documents to which they are a party; and

(ii)	to make the Finance Documents to which they are a party admissible in evidence in their jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

20.5 Governing law and enforcement

(a)	Subject to any qualifications as to the legal matters contained in the legal opinions referred to in Schedule 2 (Conditions precedent to Initial Utilisation), the choice of the governing law of any Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

(b)	Subject to any qualifications as to the legal matters contained in the legal opinions referred to in Schedule 2 (Conditions precedent to Initial Utilisation), any judgment obtained in:

(i)	England; or

(ii)	New York,

in each case, in relation to a Finance Document, will be recognised and enforced in its jurisdiction of incorporation, except for any Security Provider or Obligors incorporated in Romania, in which case the recognition and enforceability will be subject to the observance of the provision of Romanian Law 105/1992 cu privire la reglementarea raporturilor de drept international privat.

20.6 Ownership

In the case of the Company only, all Obligors (other than the Company) are, directly or indirectly, wholly owned Subsidiaries of the Company.

20.7 Deduction of Tax

Assuming that all relevant Lenders will comply with their obligations under Clauses 14.7(b) or 14.7(c) (US Tax forms) (except to the extent that any of those relevant Lenders are not permitted by law to comply with such obligations at the time they are required to comply under those Clauses), no Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.8 No Filing or Stamp Taxes

(a)	The Transactions do not require registration or filing with any Governmental Authority, except for filings and recordings in respect of the Security created under the Security Documents in the relevant jurisdictions.

(b)	Under the law of an Obligor’s jurisdiction of incorporation it is not necessary that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for a stamp duty paid in respect of the guarantee issued by any member of the Polish Group, notarial fees in relation to the item listed at paragraph (c) of the definition of “Additional Security Documents” in Clause 1.1 (Interpretation) and court fees in relation to the registration of that pledge under Polish law.

20.9 Payment of Taxes

Each member of the Group has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except:

(a)	Taxes that are being contested in good faith by appropriate proceedings and for which the relevant member of the Group has set aside on its books adequate reserves; or

(b)	to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

20.10 No misleading information

(a)	All members of the Group have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)	None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Agent or any Lender in connection with the negotiation of this Agreement or delivered under this Agreement (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements in those documents, in the light of the circumstances under which they were made, not misleading, provided, that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

20.11 Compliance with laws and agreements

Each member of the Group is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

20.12 Environmental matters

Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no member of the Group:

(a)	has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, licence or other approval required under any Environmental Law;

(b)	has become subject to any Environmental Liability;

(c)	has received notice of any claim with respect to any Environmental Liability; or

(d)	knows of any basis for any Environmental Liability.

20.13 Title to properties

Each of the Company, the Restricted Subsidiaries, the Security Providers, the Obligors, the members of the Polish Group and the members of the Romanian Group has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilise such properties for their intended purposes.

20.14 Shares

(a)	The shares:

(i)	of any member of the Group; or

(ii)	of Campofrio,

and which are subject to Security created under a Security Document are fully paid and not subject to any other Security, option to purchase or similar rights.

(b)	The constitutional documents of companies whose shares are subject to Security created under a Security Document do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the relevant Security Document.

20.15 ERISA

(a)	No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b)	The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), individually and in the aggregate, did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan or Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

20.16 No proceedings

There are no actions, suits or proceedings by or before any arbitral body, arbitrator, court or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting any member of the Group:

(a)	as to which an adverse determination is reasonably likely and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or

(b)	that involve this Agreement, the other Finance Documents or the Transactions.

20.17 Investment and Holding Company Status

No member of the Group is:

(a)	an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940; or

(b)	subject to any US or Federal law that restricts its ability to incur or guarantee Indebtedness.

20.18 Intellectual Property

Each of the Company, the Restricted Subsidiaries, the Security Providers, the Obligors, the members of the Polish Group and the members of the Romanian Group owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use of those by the relevant Persons does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

20.19 Margin regulations

No member of the Group is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of “buying” or “carrying” “margin stock” within the meaning of each of the quoted terms under Regulation U as now and from time to time after the date of this Agreement in effect, and no part of the proceeds of any extension of credit hereunder will be used to “buy” or “carry” any “margin stock”.

20.20 Labour matters

As of the Signing Date, there are no material strikes, lockouts or slowdowns against a member of the Group pending or, to the knowledge of the Company, threatened, which could reasonably be expected to result in a Material Adverse Effect.

20.21 No default

No Event of Default is continuing or could reasonably be expected to result from the making of any Utilisation.

20.22 Financial statements

(a)	The Company has, prior to the Signing Date, furnished to the Agent for the Lenders its consolidated balance sheet, statements of income, shareholders equity and cash flows and pro forma information as of, and for, the fiscal year ended 30 April 2006, reported on by Ernst & Young LLP, independent public accountants.

(b)	Each Original Guarantor has, prior to the Signing Date, furnished to the Agent for the Lenders its balance sheet, statements of income, shareholders equity and cashflows as of, and for the end of, its most recent financial year.

(c)	The pro-forma opening balance sheet of the Borrower as at the Signing Date delivered to the Agent as a requirement of Schedule 2 (Conditions precedent to initial utilisation) presents fairly, in all material respects, the financial position of the Borrower in accordance with the relevant GAAP as at the Signing Date.

(d)	On the Signing Date, the financial statements referred to in paragraphs (a) and (b) above present fairly, in all material respects, the financial position and results of operations and cashflows of the Company and its consolidated subsidiaries and each Original Guarantor (as appropriate) as of such dates and for such periods in accordance with the relevant GAAP, subject to year end audit adjustments.

(e)	The financial statements of the Company most recently delivered to the Agent under Clause 21.1(a)(i) and (b) (Financial statements) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments.

(f)	The financial statements of the Borrower most recently delivered to the Agent under Clause 21.1(c) (Financial statements) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments.

(g)	Since 30 April 2006, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

20.23 Pari passu ranking

The Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all of their other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.24 Dutch Banking Act

If the Borrower is a credit institution (kredietinstelling) under the Dutch Banking Act, it is in compliance with the applicable provisions of the Dutch Banking Act and any implementing regulation, including the Dutch Exemption Regulation.

20.25 US laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(i)	Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order);

(ii)	the US Patriot Act;

(iii)	the Money Laundering Control Act of 1986, Public Law 99-570; and

(iv)	any similar law enacted in the USA prior to, on or subsequent to the Signing Date.

Restricted Party means any person listed:

(i)	in the Annex to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(iii)	in any successor list to either of the foregoing.

(b)	No Obligor incorporated or operating in the USA or the District of Columbia is nor, to the best of its knowledge, any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(c)	Each Obligor incorporated or operating in the USA or the District of Columbia and each of its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

20.26 Repetition

The Repeating Representations are deemed to be made by the relevant Parties by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period;

(b)	the date of each Security Document (or, if later, the date on which any Security Document becomes effective in accordance with its terms); and

(i)	the date the Borrower requests to extend the Termination Date under Clause 6 (Extension Option) and, if the Termination Date is extended, on the date which would have been the Termination Date but for that extension.

21. INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1 Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	in the case of the Company only, on or before the date such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each fiscal year of the Company), the following:

(i)	the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Group as of the end of and for such year, setting forth in each case in comparative form the corresponding consolidated figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognised national standing (without a “going concern” or like modification, qualification or exception and without any modification, qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Group on a consolidated basis in accordance with the relevant GAAP consistently applied (excluding copies of any such financial statements that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Agent within two days after such financial statements become publicly available, stating that such financial statements have been filed with the SEC and are publicly available on EDGAR), and

(ii)	the unaudited consolidated balance sheet and related statements of operations and cash flows of the Company and its Restricted Subsidiaries as of the end of and for such year, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with the relevant GAAP consistently applied; and

(b)	in the case of the Company only, on or before the date such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company), the unaudited consolidated balance sheet and related statements of operations and cash flows of the Group (and, separately stated, of the Borrower and its Restricted Subsidiaries without comparative data) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year certified by one of its Financial Officers and presenting fairly in all material respects the financial condition and results of operations of the Group (and of the Company and its Restricted Subsidiaries, as the case may be) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes (excluding copies of any such financial statements that are publicly available from the SEC on EDGAR; and

(c)	in the case of the Borrower, as soon as the same become available, but in any event within 90 days after the end of each of its financial years, its audited financial statements for that financial year but only to the extent such financial statements are required to be prepared and filed in accordance with the laws of the Borrower’s jurisdiction of incorporation or organisation (as appropriate) or under its constitutional documents.

21.2 Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) as at the date as at which those financial statements were drawn up and certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details of such Default or Event of Default and any action taken or proposed to be taken with respect to such Default or Event of Default.

(b)	Each Compliance Certificate shall be signed by a Financial Officer of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 21.1 (Financial statements), to the extent not available in the Borrower’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in either case filed with the SEC, containing a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines).

21.3 Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clauses 21.1(a)(i) and (b) (Financial statements) shall be certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Group on a consolidated basis in accordance with the relevant GAAP consistently applied as at the date as at which those financial statements were drawn up.

(b)	Each set of financial statements delivered by the Company pursuant to Clause 21.1(c) (Financial statements) shall be certified by an officer or a director of the Borrower as presenting fairly in all material respects the financial condition and results of operations as at the date at which those financial statements were drawn up.

(c)	The Company shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using the GAAP relevant to the Company or the Borrower (as appropriate).

21.4 Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly upon becoming aware of them, the details of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(b)	promptly upon becoming aware of them, the details of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(d)	if the Agent reasonably requests, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed (excluding copies of any reports, statements or other materials that are publicly available from the SEC on EDGAR) by any member of the Group with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(e)	promptly after Moody’s or S&P shall have announced a change in the Moody’s Rating or the S&P Rating, respectively, written notice of such rating change;

(f)	promptly upon their coming into full force and effect, such information on any amendment, restatement, supplement or other modification to the US Facility as the Agent may reasonably request including, but not limited to, copies of any documentation effecting such amendment, restatement, supplement or other modification; and

(g)	promptly, such further information regarding the financial condition, business affairs and operations of any member of the Group, or compliance with the terms of this Agreement, as any Finance Party (through the Agent) may reasonably request.

21.5 Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a Financial Officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.6 Fiscal year

If the Company changes the manner of determining the last day of its fiscal year or the last days of the first three fiscal quarters in each of its fiscal years, the Parties shall negotiate in good faith to agree to modify any financial calculations and determinations under this Agreement to reflect their original intent in light of such changes, and if they fail so to agree all such financial calculations determinations hereunder shall continue to be made as if such change had not occurred.

21.7 Use of websites

(a)	The Company and any other Obligor may satisfy its obligation under this Agreement to deliver any information in relation to the Lenders by posting this information onto an electronic website designated by the Company and the Agent (the Designated Website) and by notifying the Agent:

(i)	of the address of the Designated Website together with any relevant password specifications for the Designated Website; and

(ii)	that such information has been posted onto the Designated Website.

(b)	Upon request by the Agent, the Company shall supply the Agent with one copy, in paper-form, of any information which is posted on to the Designated Website, for transmission to any Lender requiring a paper-form copy.

(c)	The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(d)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (d)(i) or paragraph (d)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

21.8 “Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22. FINANCIAL COVENANTS

22.1 Definitions

In this Clause:

Average Consolidated EBITDA means, with respect to a Measurement Date, the average of the sum of the EBITDA for the Group for each of the preceding 8 consecutive fiscal quarters of the Group ending on that Measurement Date, multiplied by 4.

Consolidated Total Funded Debt means the aggregate amount of Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with the relevant GAAP applicable to the Company.

EBITDA means, with respect to a fiscal quarter of the Group, an amount equal to the sum of Consolidated Net Income for that fiscal quarter and, to the extent subtracted in determining such Consolidated Net Income for that fiscal quarter, adding back:

(a)	taxes based on income incurred during that fiscal quarter only;

(b)	Consolidated Interest Expense for that fiscal quarter only; and

(c)	depreciation and amortisation expense for that fiscal quarter only.

Funded Debt means all Indebtedness which would, in accordance with the relevant GAAP, constitute debt, including:

(a)	any Indebtedness with a maturity more than one year after the creation of such Indebtedness, including any portion thereof in current liabilities;

(b)	any Indebtedness outstanding under a revolving credit or similar agreement other than any undrawn letters of credit;

(c)	any Capital Lease Obligations; and

(d)	any Guarantee with respect to Funded Debt of another Person, but only to the extent that a payment demand has been made to the Company or any Restricted Subsidiary under such Guarantee requiring the Company or such Restricted Subsidiary to make a payment thereunder with respect to the Funded Debt of such other Person.

Security Value means, at any time and without double counting, the aggregate of:

(a)	the Campofrio Coverage Amount;

(b)	on and following the Additional Security Date, the aggregate amount of the Subsidiaries Net Assets; and

(c)	the aggregate net book value of assets of members of the Group which assets are subject to Security under all other Security Documents,

in each case, at that time.

22.2 Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than euro is to be taken into account at its euro equivalent calculated on the basis of:

(i)	the Agent’s Spot Rate of Exchange for the purchase of the relevant currency in the London foreign exchange market with euro at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

22.3 Interest cover

The Company must ensure that the ratio of Consolidated EBITDA to Consolidated Interest Expense is not, as at any Measurement Date, less than 3.0 to 1.

22.4 First leverage covenant

Prior to the Additional Security Date, the Company must ensure that the ratio of Consolidated Total Funded Debt (on any Measurement Date) to the Average Consolidated EBITDA (as at that Measurement Date) shall not be greater than 4.25 to 1 or, if on any Measurement Date the ratio of Consolidated Total Funded Debt on that Measurement Date to Average Consolidated EBITDA as at that date is greater than 4.25 to 1 but is not greater than 4.5 to 1, the ratio is not greater than:

(a)	4.5 to 1 on the immediately subsequent Measurement Date; and

(b)	4.25 to 1 on the next following Measurement Date thereafter.

22.5 Asset coverage covenant

(a)	On and from the Additional Security Date and until the Security Release Date, the Company must ensure that, on each Measurement Date, the ratio of the Security Value on that Measurement Date to the Utilised Amounts on that Measurement Date is not less than 1.2 to 1.

(b)	The Security Release Date may not occur unless, on that date, the ratio of the Security Value to the Utilised Amounts is not less than 1.2 to 1.

22.6 Second leverage covenant

On and from the Security Release Date, the Company must ensure that the ratio of Consolidated Total Funded Debt on a Measurement Date to the Consolidated EBITDA on that Measurement Date is not greater than 4.25 to 1.

22.7 Campofrio coverage test

(a)	Subject to paragraph (e) below, the Company must ensure that:

(i)	the ratio of the Utilised Amounts on each Measurement Date to the Campofrio Coverage Amount on that Measurement Date is not greater than 2.0:1; and

(ii)	on the date on which a Rollover Loan is due to be made (a Rollover Date), the ratio of the Utilised Amounts as at that Rollover Date to the Campofrio Coverage Amount on that Rollover Date is not greater than 2.0:1.

(b)	Subject to paragraph (e) below, if a ratio referred to in paragraph (a) above is not satisfied on a particular Measurement Date or Rollover Date (as appropriate), the Company shall ensure that, within 10 Business Days of the date of delivery of the Compliance Certificate evidencing such non satisfaction on the relevant Measurement Date or the relevant Rollover Date (as appropriate):

(i)	sufficient Loans are prepaid in accordance with Clause 9.5 (Voluntary prepayment of Loans) to ensure that the relevant ratio referred to in paragraph (a) above would have been satisfied if it had been tested on the relevant Measurement Date or on the Rollover Date (as appropriate) on the basis that the Loans being repaid under this Subclause had been prepaid on that Measurement Date or Rollover Date (as appropriate); or

(ii)	the Borrower provides cash collateral to a blocked account secured by Security in favour of the Finance Parties in a sufficient amount to ensure that the relevant ratio referred to in paragraph (a) above would have been satisfied if it had been tested on the relevant Measurement Date or on the relevant Rollover Date (as appropriate) on the basis that on that Measurement Date or Rollover Date (as appropriate), the Campofrio Coverage Amount also included the value of the amount standing to the credit of the blocked account referred to above following the deposit of the cash collateral.

(c)	Any cash collateral provided by the Borrower under paragraph (a) above shall remain in the blocked account referred to in paragraph (a) above until after the earlier of:

(i)	the next Measurement Date on which the ratio referred to in paragraph (a) above is tested; and

(ii)	the next Rollover Date (the next test date),

provided that, on the next test date, the Borrower shall be entitled to withdraw amounts from the blocked account referred to in paragraph (a) above but only to the extent that the Company would remain in compliance with the relevant ratio referred to in paragraph (a) above if it was tested immediately following such withdrawal.

(d)	The Majority Lenders waive the requirement for five Business Days’ notice under Clause 9.5 (Voluntary prepayment of Loans) for the purposes of the prepayments referred to in this Subclause.

(e)	This Subclause does not apply:

(i)	following the Additional Security Date;

(ii)	if the Campofrio Assets have been disposed in accordance with the terms of this Agreement for a net consideration of at least euro 135,000,000 and the net proceeds of such disposal applied in accordance with Clause 9.2 (Mandatory prepayment and partial cancellation – disposal of Campofrio Assets) prior to the relevant Measurement Date or Rollover Date (as appropriate);

(iii)	if the Campofrio Coverage Amount is greater than or equal to euro 135,000,000 on the relevant Measurement Date or Rollover Date (as appropriate); or

(iv)	if the Security Release Date has occurred.

22.8 Suspension

(a)	If the Company becomes aware that trading in the shares in Campofrio is suspended at any time (a suspension), the Company shall promptly notify the Agent that a suspension has occurred following which the Agent shall promptly notify the Lenders of that suspension.

(b)	If, prior to a notification from the Company under paragraph (a) above, the Agent becomes aware that a suspension has occurred, it shall promptly notify the Company and the Lenders of that suspension.

(c)	The Company shall ensure that, as soon as reasonably practicable, and, in any event within 10 Business Days after the earlier of the date on which:

(i)	the Company notifies the Agent under paragraph (a) above; and

(ii)	the Agent notifies the Company and the Lenders under paragraph (b) above,

and at all times thereafter until trading in the shares in Campofrio has recommenced (the suspension period) the Borrower has provided cash collateral to a blocked account secured by Security in favour of the Finance Parties in a sufficient amount to ensure that the ratio of the Utilised Amounts on each date during the suspension period to the value of the amounts standing to the credit of the blocked account referred to above on such date is not greater than 2.0:1.

(d)	Subject to paragraphs (f) and (g) below the Borrower shall be not be entitled to withdraw any amounts standing to the credit of the blocked account referred to in paragraph (c) above.

(e)	If trading in the shares in Campofrio recommences during the 10 Business Day period referred to in paragraph (c) above before the Company has provided the cash collateral referred to in that paragraph, the Company shall not be required to comply with paragraph (c) above with respect to that suspension.

(f)	If, and when, trading in the shares in Campofrio recommences, cash collateral has been provided under paragraph (c) above, the Company shall notify the Agent of the ratio of the Utilised Amounts to the Campofrio Coverage Amount as at the date of recommencement and, provided that such ratio is not greater than 2.0:1, the cash collateral will be available for withdrawal by the Borrower but only to the extent that the Company would remain in compliance with the ratio referred to above if it was tested immediately following such withdrawal.

(g)	If, on the date referred to in paragraph (f) above, the ratio of the Utilised Amounts to the Campofrio Coverage Amount as at that date is greater than 2.0:1, the cash collateral will constitute cash collateral for the purposes of Clause 22.7(b)(ii) (Campofrio coverage test) and the provisions of Clause 22.7 (Campofrio coverage test) shall govern the respective rights and obligations of the Parties.

(h)	This Subclause shall not apply on and following the Campofrio Release Date.

23. GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1 Authorisations

Each Obligor shall (and the Company shall ensure that each Security Provider will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2 Compliance with laws

Each Obligor shall (and the Company shall ensure that each Material Subsidiary, member of the Polish Group and member of the Romanian Group will) comply with all laws, rules, regulations and orders of any Governmental Authority, including all Environmental Laws, and with all other material obligations, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

23.3 Negative pledge

(a)	Except as provided below, no Obligor shall (and the Company shall ensure that no Material Subsidiary, member of the Polish Group or member of the Romanian Group will) create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not and the Company shall ensure that no Core Group Member will:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

(c)	The Company will not, and will not permit any Restricted Subsidiary to, enter into, renew or extend any transaction or series of related transactions pursuant to which any such Person sells or transfers any property in connection with the leasing, or the release against instalment payments, or as part of an arrangement involving the leasing or resale against instalment payments, of such property to the seller or transferor; provided that the Company may effect any of the foregoing (other than in relation to a Core Group Member) so long as:

(i)	the aggregate fair market value of the property so transferred during the term of this Agreement shall not exceed USD 100,000,000; and

(ii)	at the time of any such action and after giving effect to any such action, no Default or Event of Default shall have occurred and be continuing.

(d)	In relation to the Non-Core Group Members only, paragraph (a) above does not apply to:

(i)	Permitted Encumbrances;

(ii)	Security securing Indebtedness created under the Senior Note Documents provided that:

(A)	such Security may only cover the property and assets of Non-Core Group Members that, as of the Signing Date, secures the Indebtedness under the Senior Note Documents; and

(B)	on and after the US Facility Release Date, such Security shall secure only the Indebtedness which it secured on that date and the aggregate amount of Indebtedness outstanding under the Senior Note Documents on the US Facility Release Date (the Security Termination Date Debt Amount) may not:

I.	be increased after the US Facility Release Date;

II.	be reborrowed or reissued after repayment or redemption at any time after the US Facility Release Date; or

III.	otherwise refinanced or replaced at any time after the US Facility Release Date;

(iii)	on and after the US Facility Release Date, Security on Property, Plant and Equipment securing Indebtedness (other than Indebtedness secured pursuant to paragraph (ii)(A) above) in an aggregate amount at any one time outstanding not to exceed the lesser of:

(A)	USD 100,000,000; and

(B)	the sum of:

I.	the amount by which the Security Termination Date Debt Amount is less than the aggregate amount of Indebtedness secured by Security permitted under this paragraph (d) on the date on which the US Facility became effective in accordance with its terms; and

II.	the aggregate repayments and redemptions of the Security Termination Date Debt Amount after the US Facility Release Date;

(iv)	any Security on any property or asset of a Non-Core Group Member existing on the Signing Date and set forth in Schedule 7 (Existing Security) (other than Security created by the Senior Note Documents) provided that:

(A)	such Security shall not apply to any other property or asset of the Company or any Restricted Subsidiary; and

(B)	such Security shall secure only those obligations which it secures on the Signing Date;

(v)	any Security existing on any property or asset prior to the acquisition of such property or asset by a Non-Core Group Member or existing on any property or asset of any Person that becomes a Restricted Subsidiary (and who is not, at the same time, a Core Group Member) after the Signing Date prior to the time such Person becomes a Restricted Subsidiary provided, that

(A)	such Security is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be;

(B)	such Security shall not apply to any other property or assets of the Company or any Restricted Subsidiary; and

(C)	such Security shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(vi)	any Security created to secure Indebtedness of any member of the Group arising under the US Facility;

(vii)	Security on fixed or capital assets acquired, constructed or improved by a Non-Core Group Member provided that:

(A)	such Security secures Indebtedness incurred to finance such acquisition, construction or improvement;

(B)	such Security and the Indebtedness secured by such Security are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(C)	the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets; and

(D)	such Security shall not apply to any other property or assets of the Company or any Restricted Subsidiary;

(viii)	any extensions, renewals or replacements of any of the Security permitted by paragraphs (i) to (vii) above (inclusive) effected in connection with any extension, renewal or replacement of the Indebtedness secured thereby provided, that:

(A)	the aggregate principal amount of such Indebtedness is not thereby increased;

(B)	such Security shall not be extended to cover any additional property; and

(C)	this paragraph shall cease to apply with respect to paragraphs (ii) and (iii) above on and after the US Facility Release Date;

(ix)	Security on Accounts Receivable and the proceeds of such Accounts Receivable which are sold, conveyed or transferred to a Securitisation Entity in any transaction permitted by Clause 23.15 (Receivables financings);

(x)	Security on any property or asset of the Excluded Subsidiaries so long as neither:

(A)	the aggregate outstanding principal amount of the obligations secured by such Security; nor

(B)	the aggregate fair market value of the assets subject to such Security,

exceeds (as to all Excluded Subsidiaries) USD 3,000,000 at any one time; and

(xi)	other Security that does not cover:

(A)	property constituting assets the subject of Security under a Security Document (or property that would constitute assets the subject of Security under a Security Document if the Security Release Date had not occurred); or

(B)	on and after the US Facility Release Date, Property, Plant and Equipment except to the extent otherwise permitted under paragraph (iii) above.

(e)	In relation to Core Group Members, paragraphs (a) and (b) above do not apply to:

(i)	Permitted Encumbrances;

(ii)	any Security on any property or asset of a Core Group Member existing on the Signing Date and set out in Schedule 7 (Existing Security); provided that:

(A)	such Security shall not apply to any other property or asset of any Core Group Member; and

(B)	such Security shall secure only those obligations which it secures on the Signing Date;

(iii)	any Security on fixed or capital assets acquired, constructed or improved by a Core Group Member provided that:

(A)	such Security secures Indebtedness incurred to finance such acquisition, construction or improvement;

(B)	such Security and the Indebtedness secured by such Security are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(C)	the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets;

(D)	such Security shall not apply to any other property or assets of any Core Group Member; and

(E)	the aggregate net book value of the assets the subject of Security under this paragraph (iii) does not exceed USD 10,000,000 at any time;

(iv)	any Security created by a Security Provider to secure Indebtedness of any member of the Group arising under the US Facility provided that the assets over which such Security is granted do not include, and could not in any circumstances include, assets over which Security is, or may be, granted to secure the obligations of the Obligors under the Finance Documents as contemplated under this Agreement;

(v)	any Security over or affecting any asset acquired by a Core Group Member after the date of this Agreement if:

(A)	the Security was not created in contemplation of the acquisition of that asset by the relevant member of the Core Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the relevant member of the Core Group; and

(C)	the Security is removed or discharged within 9 months of the date of acquisition of such asset; and

(vi)	any Security over or affecting any asset of any company which becomes a Subsidiary of a Core Group Member, where the Security is created prior to the date on which that company becomes such a Subsidiary, if:

(A)	the Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security is removed or discharged within 9 months of that company becoming a Subsidiary of a Core Group Member.

(f)	In relation to any member of the Group, paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading; and

(iii)	any Security entered into pursuant to any Finance Document.

(g)	Notwithstanding anything contained in this Clause to the contrary the aggregate amount of obligations of the Company and its Material Subsidiaries secured by Security on any of their property or assets shall not exceed 10% of Consolidated Total Assets at any time on or after the US Facility Release Date.

23.4 Disposals

(a)	Except as provided in paragraph (c) below, after the US Facility Release Date, the Company will not permit any Non-Core Group Member to enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Except as provided in paragraph (d) below, the Company will not permit any Core Group Member to enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(c)	In relation to the Non-Core Group Members only, paragraph (a) above does not apply to:

(i)	the sale, transfer or other disposition of other property or assets is for fair value provided that:

(A)	the aggregate amount of such sales, transfers and other dispositions by all Non-Core Group Members, taken as a whole shall not exceed, in the aggregate, 20% of the Consolidated Total Assets provided, that, to the extent that:

I.	the proceeds of any such sale, transfer or other disposition permitted under this paragraph are reinvested in assets that are related to the business in which those Persons are permitted to be engaged under Clause 23.14 (Lines of Business) within the period of twelve months following such sale, transfer or other disposition; and

II.	the amount of proceeds of all such sales, transfers or other dispositions that are subject to reinvestment do not at any one time exceed 20% of the Consolidated Total Assets,

such sale, transfer or other disposition shall be excluded for purposes of computing the amount of sales, transfers and other dispositions made pursuant to this paragraph provided, further, that, to the extent that any of those Persons has acquired any assets that are related to the business in which those Persons are permitted to be engaged under Clause 23.14 (Lines of Business) during the period six months prior to such sale, transfer or other disposition, then the proceeds of such sale, transfer or other disposition may be deemed to have been reinvested for the purpose of determining compliance with the preceding proviso; and

(B)	at the time of such sale, transfer or other disposition and immediately after giving effect to such sale, transfer or other disposition, no Default or Event of Default shall have occurred and be continuing; or

(ii)	the divestiture or other disposition of specific assets and property by any Non-Core Group Member pursuant to an order by any Governmental Authority but only to the extent that:

(A)	such order is given by such Governmental Authority as a prerequisite to the receipt of such Governmental Authority’s approval in connection with a pending Acquisition by the relevant Non-Core Group Member; and

(B)	the relevant Non-Core Group Member has repaid all Indebtedness (other than Indebtedness outstanding under this Agreement and the US Facility) associated with the assets or property so divested or disposed (or such Indebtedness shall have been assumed by the purchaser of such assets or property).

(iii)	the sale, transfer or other disposition of obsolete, worn out or surplus property in the ordinary course of business;

(iv)	the sale of inventory and goods held for sale in the ordinary course of business;

(v)	the lease or sublease of real or personal property in the ordinary course of business;

(vi)	sales, transfers, leases and other dispositions permitted by Clause 23.12 (Merger);

(vii)	the sale, transfer or other disposition of assets or property (including the sale or issuance of capital stock of any Non-Core Group Member which is not the Company):

(A)	to the Company or any Restricted Subsidiary; and

(B)	between Non-Core Group Members; and

(viii)	sales or discounts without recourse (except in the case of paragraph (B) below, with respect to Standard Securitization Undertakings) of Accounts Receivable:

(A)	arising in the ordinary course of business in connection with the compromise or collection of such Accounts Receivable; or

(B)	in a transaction permitted by Clause 23.15(a).

(d)	Paragraph (b) above does not apply to any sale, lease, transfer or other disposal by a Core Group Member:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	involving the sale, transfer or other disposition of obsolete, worn out or surplus property in the ordinary course of business;

(iv)	involving the sale of inventory and goods held for sale in the ordinary course of business;

(v)	involving the lease or sublease of real or personal property in the ordinary course of business;

(vi)	involving sales, transfers, leases and other dispositions permitted by Clause 23.12 (Merger);

(vii)	which is a Guarantor to another Core Group Member which is a Guarantor;

(viii)	of all of the Campofrio Assets prior to the Campofrio Release Date, provided that the proceeds of such disposal are used to prepay and cancel the Facility in accordance with Clause 9.2 (Mandatory prepayment and partial cancellation – disposal of Campofrio Assets) or the requirements of Clause 9.3 (Mandatory prepayment and cancellation – Campofrio Assets and Campofrio Replacement Security Assets) are complied with; or

(ix)	of all, or any part, of the Campofrio Assets on and following the Campofrio Release Date, provided that the Campofrio Replacement Security Documents are in full force and effect at the time of the sale, lease, transfer or other disposal and no Default would or could reasonably be expected to occur as a result of the sale, lease, transfer or other disposal.

(e)	Other than in respect of the Campofrio Assets in accordance with paragraph (d)(viii) above and notwithstanding any other provision in this Clause 23.4, no Obligor shall (and the Company shall ensure that no Material Subsidiary, member of the Polish Group or member of the Romanian Group will) sell, lease, transfer or otherwise dispose of an asset subject to Security under the Security Documents without the consent of all the Lenders.

23.5 Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Material Subsidiary, member of the Polish Group or member of the Romanian Group will) enter into any Acquisition.

(b)	Paragraph (a) above does not apply to an Acquisition by a Non-Core Group Member if the Acquisition is effected:

(i)	by the Company or a Restricted Subsidiary by purchase of assets, such that the acquired business, and the related assets, are owned;

(ii)	by merger or consolidation involving the Company, such that the Company is the continuing or surviving entity

(iii)	by merger or consolidation involving a Non-Core Group Member, such that the continuing or surviving entity is a Restricted Subsidiary; or

(iv)	by purchase of stock or partner, member or other ownership interests, such that the acquired entity becomes a Restricted Subsidiary.

(c)	Paragraph (a) above does not apply to an Acquisition by a Core Group Member if the Acquisition is effected:

(i)	by purchase of assets, such that the acquired business, and the related assets, are owned by a Core Group Member;

(ii)	by merger or consolidation involving a Core Group Member, such that the relevant Core Group Member is the continuing or surviving entity; or

(iii)	by purchase of stock or partner, member or other ownership interests, such that the acquired entity becomes a member of the Polish Group, a member of the Romanian Group or a Subsidiary of a Security Provider (as appropriate).

(d)	In the event that the amount of expenditures in respect of any Acquisition permitted under paragraph (b) above exceeds USD 100,000,000, no such Acquisition shall be permitted unless the Company shall have delivered to the Agent a certificate of a Financial Officer showing calculations in reasonable detail to demonstrate pro forma compliance with Clause 22 (Financial Covenants) and certifying that prior to the making of such Acquisition and after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing.

23.6 Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor (other than the Company) shall (and the Company shall ensure that no member of the Polish Group or member of the Romanian Group will) incur or allow to remain outstanding any Indebtedness.

(b)	Paragraph (a) above does not apply to Indebtedness which is:

(i)	incurred under the Finance Documents;

(ii)	incurred by the Borrower (and unrelated to any Indebtedness incurred under the Finance Documents) provided that the Borrower has complied with its obligations under Clause 23.18(d) (Security) at the same time or prior to the incurrence of such Indebtedness;

(iii)	incurred by the Polish Group and existing as of the Signing Date, provided that the principal amount of such Indebtedness is not increased from the amount outstanding at the Signing Date (the Base Currency Amount of which being euro 75,000,000);

(iv)	incurred by the Polish Group or the Romanian Group, provided that the aggregate amount of such Indebtedness does not, at any time, exceed 10 per cent. of the Subsidiaries Net Assets;

(v)	constituted by intercompany loans advanced by any member of the Group to any other member of the Group provided that, if the Borrower has incurred Indebtedness in accordance with paragraph (ii) above, the Borrower may not use the proceeds of the Facility to make such intercompany loans to a member of the Polish Group or a member of the Romanian Group or allow intercompany loans made to a member of the Polish Group or a member of the Romanian Group using the proceeds of the Facility to subsist unless the Intercompany Loan Security Documents are, and remain, in full force and effect;

(vi)	constituted by any guarantee to be granted by any of the Guarantors incorporated in Poland or Romania in favour of the Senior Note Holders until the earlier of date on which the guarantees given by the Guarantors under this Agreement are released or the date on which the Senior Note Holders confirm to the Agent’s satisfaction (acting reasonably) that they no longer have the benefit of such guarantees;

(vii)	constituted by any guarantee to be granted by the Obligors incorporated in Poland and Romania in connection with the Subordinated Indebtedness;

(viii)	constituted by accrued expenses and current trade account payables incurred in the ordinary course of business;

(ix)	Indebtedness under Hedging Agreements entered into for non-speculative purposes;

(x)	constituted by obligations incurred with respect to performance bonds and/or fidelity bonds required to be furnished by a Core Group Member in connection with contracts entered into by such entity in the ordinary course of its business, so long as the aggregate amount of outstanding obligations at any time pursuant to this paragraph (x) does not exceed euro 20,000,000; and

(xi)	constituted by any trade letters of credit.

23.7 Existence and conduct of business

Each Obligor will (and the Company shall ensure that each Core Group Member will) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business provided, that the above restriction shall not prohibit any merger, consolidation, liquidation or dissolution otherwise permitted under this Agreement.

23.8 Pari passu ranking

Each Obligor shall (and the Company shall ensure that each Material Subsidiary, member of the Polish Group and member of the Romanian Group will) ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.9 Maintenance of Properties; Insurance

Each Obligor will (and the Company shall ensure that each Material Subsidiary, member of the Polish Group and member of the Romanian Group will):

(a)	keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted; and

(b)	maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

23.10 Books, records and inspection rights

(a)	Each Obligor will (and the Company shall ensure that each Material Subsidiary, member of the Polish Group and member of the Romanian Group will) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(b)	Each Obligor will (and the Company shall ensure that each Material Subsidiary, member of the Polish Group and member of the Romanian Group will) permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

23.11 Payment of obligations

Each Obligor will (and the Company shall ensure that each Material Subsidiary, member of the Polish Group and member of the Romanian Group will) pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where:

(a)	the validity or amount of such obligations or liabilities is being contested in good faith by appropriate proceedings;

(b)	the relevant Obligor, Material Subsidiary, member of the Polish Group or member of the Romanian Group, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with the relevant GAAP or the relevant accounting practices; and

(c)	the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

23.12 Merger

(a)	No Obligor shall (and the Company shall ensure that no Core Group Member will) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any Core Group Member (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time of such action and immediately after giving effect of such action no Default or Event of Default shall have occurred and be continuing:

(i)	any Obligor (other than the Company and Borrower) may merge into:

(A)	the Borrower in a transaction in which the Borrower is the surviving entity provided that the Borrower remains liable for all of its obligations under the Finance Documents following such merger; or

(B)	the Company in a transaction in which the Company in the surviving entity provided that the Company remains liable for all of its obligations under the Finance Documents following such merger;

(ii)	any Subsidiary of the Company (other than the Borrower or a Security Provider) may merge into any Obligor in a transaction in which the surviving entity is an Obligor provided that the relevant Obligor remains liable for all of its obligations under the Finance Documents following such merger;

(iii)	any Subsidiary of the Company (other than the Borrower, a Security Provider, an Original Guarantor or a member of the Romanian Group) may merge into a member of the Polish Group in a transaction in which the surviving entity is a member of the Polish Group;

(iv)	any Subsidiary of the Company (other than the Borrower, a Security Provider, an Original Guarantor or a member of the Polish Group) may merge into a member of the Romanian Group in a transaction in which the surviving entity is a member of the Romanian Group;

(v)	Prima Farms Sp. z o.o. may merge into another member of the Polish Group in a transaction in which the surviving entity is Prima Farms Sp. z o.o. provided that Prima Farms Sp. z o.o. remains liable for all of its obligations under the Finance Documents following such merger;

(vi)	an Original Guarantor incorporated in Romania may merge into another member of the Romanian Group provided that the relevant Original Guarantor remains liable for all of its obligations under the Finance Documents following such merger;

(vii)	any Security Provider may merge into any other member of the Group in a transaction in which the surviving entity is that Security Provider provided that:

(A)	such Security Provider remains liable for all of its obligations under the Security Documents to which it is a party;

(B)	the relevant Security Documents remain in full force and effect; and

(C)	the Security created under the relevant Security Document remains legal, valid, binding and enforceable,

in each case, following such merger;

(viii)	any Obligor (other than the Borrower) may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Obligor;

(ix)	any Subsidiary of the Company may sell, transfer, lease or otherwise dispose of its assets (other than any assets the subject to any Security under the Security Documents) to a member of the Polish Group or a member of the Romanian Group; and

(x)	the Company may enter into transactions permitted under Clause 23.4(c)(i).

(b)	If an Obligor or Security Provider is party to a merger permitted under this Subclause, the Company must, before the merger occurs, provide the Agent with legal opinions, in a form and substance satisfactory to the Agent (acting reasonably), confirming that:

(i)	in the case of a Security Provider:

(A)	such Security Provider remains liable for all of its obligations under the Security Documents to which it is a party;

(B)	the relevant Security Documents remain in full force and effect; and

(C)	the Security created under the relevant Security Document remains legal, valid, binding and enforceable,

in each case, following such merger; and

(ii)	in the case of an Obligor, that such Obligor remains liable for all of its obligations under the Finance Documents following such merger.

23.13 Arm’s length basis

No Obligor shall (and the Company shall ensure that no Material Subsidiary, member of the Polish Group or member of the Romanian Group will) enter into any transaction with any Person except on arm’s length terms and for full market value other than when such transaction is:

(a)	between Guarantors; and

(b)	not otherwise prohibited by the Finance Documents.

23.14 Lines of Business

No Obligor shall (and the Company shall ensure that no Material Subsidiary, member of the Polish Group or member of the Romanian Group) engage to any material extent in any business other than businesses of the type conducted by any member of the Group on the Signing Date and businesses reasonably related to such types.

23.15 Receivables financings

(a)	The Company will not, and will not permit any other Non-Core Group Member to, sell Accounts Receivable pursuant to Receivables Financings, if after giving effect to any such sale, the aggregate fair market value of all Accounts Receivables sold pursuant to Receivables Financings by Non-Core Group Members, taken as a whole, would exceed 5% of Consolidated Total Assets.

(b)	The Company shall ensure that no Core Group Member sells Accounts Receivable pursuant to Receivables Financings.

23.16 Use of proceeds

No part of the proceeds of any Loan will be used, directly or indirectly for any purpose that entails a violation of any of the US Regulations of the Board, including Regulations T, U and X.

23.17 Further assurance

(a)	Each Obligor (to the extent that it has provided Security) shall (and the Company shall procure that each Security Provider shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security created under the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security created under the Security Documents.

(b)	The Company shall procure that each Security Provider shall provide such Security Documents as are contemplated by the Campofrio Security Document in relation to the Campofrio Assets in the manner, in the timeframe and to the extent, envisaged by the terms of the Campofrio Security Document.

(c)	Each Obligor (to the extent that it is party to a Security Document as a provider of Security) shall (and the Company shall procure that each Security Provider will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.18 Security

(a)	Subject to paragraph (b) below, the Company shall ensure that executed copies of the Additional Security Documents are delivered to the Agent and the Security Agent together with such corporate authorities, legal opinions and other documents and evidence that the Agent or the Security Agent may request (acting reasonably), as soon as reasonably practicable following receipt by the Company of the consents to be obtained from the Senior Note Holders to the granting of the Additional Security Documents and in any event, within 10 Business Days of the receipt by the Agent of copies of the required consents (which copies the Company shall provide to the Agent promptly upon receipt by the Company).

(b)	If, prior to the fulfilment of the requirements as to the Additional Security Documents referred to in paragraph (a) above, the Majority Lenders agree, following a request from the Company, that Alternative Security should be provided, then, the Company shall ensure that executed copies of Security Documents conferring the Alternative Security are delivered to the Agent and the Security Agent (the Alternative Security Documents) together with such corporate authorities, legal opinions and other documents that the Agent or the Security Agent may request acting reasonably), as soon as reasonably practicable following receipt by the Company of the notification by the Agent of the consent by the Majority Lenders referred to above and, in any event, within 10 Business Days of receipt by the Company of notification in respect of that consent by the Agent and, to the extent agreed by the Majority Lenders at the relevant time, the Company shall no longer be required to comply with paragraph (a) above in respect of the Additional Security Documents.

(c)	The Company may, at any time, request that the Security created under the Campofrio Security Document be released, provided that:

(i)	contemporaneously with the release of the Security created under the Campofrio Security Document, the Company ensures that other documents creating Security over assets of members of the Group to an extent, and in a manner, acceptable to the Majority Lenders, are executed and are delivered to the Agent and the Security Agent (the Campofrio Replacement Security Documents) (together with such corporate authorities, legal opinions and other documents and evidence that the Agent or the Security Agent may request (acting reasonably)); or

(ii)	if such release is to permit a disposal of the Campofrio Assets, the net proceeds of that disposal are applied in accordance with Clause 9.2 (Mandatory prepayment and partial cancellation – disposal of Campofrio Assets).

(d)	The Borrower shall ensure that, prior to or at the same time as the incurrence of any Indebtedness by it as permitted under Clause 23.6(b)(ii) (Indebtedness), it delivers to the Agent and the Security Agent executed copies of the Intercompany Loans Security Documents, together with such corporate authorities, legal opinions and other documents and evidence that the Agent or the Security Agent may request (acting reasonably).

(e)	Subject to paragraph (f) below, the Company may request that all Security created under the Security Documents be released provided that:

(i)	the Agent is satisfied that all Security granted to secure Indebtedness of any member of the Group arising under the US Facility has been released and no member of the Group is under any obligation (actual or contingent) to grant any Security to secure such Indebtedness;

(ii)	the Company has:

(A)	a Moody’s Rating of at least Baa3; or

(B)	an S&P Rating of at least BBB-,

in each case with a “stable outlook” or better;

(iii)	such release will not or could not reasonably be expected to result in a Default; and

(iv)	on the Security Release Date, the Company certifies that the condition in Clause 22.5(b) (Asset coverage covenant) is satisfied.

(f)	No request may be made by the Company under paragraph (e) above if the Company has a:

(i)	Moody’s Rating lower than Ba1; or

(ii)	an S&P Rating lower than BB+.

24. EVENTS OF DEFAULT

24.1 Events of Default

Each of the events or circumstances set out in Clause 24 is an Event of Default.

24.2 Non-payment

(a)	The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date for such payment or at a date fixed for prepayment for such payment or otherwise.

(b)	Any Obligor shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) above) payable under this Agreement or any other Finance Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of more than three Business Days.

24.3 Financial covenants

Any requirement of Clause 22 (Financial Covenants) is not satisfied.

24.4 Other obligations

Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Finance Document (other than those specified in Clauses 24.2 (Non-payment) or 24.3 (Financial covenants), and such failure shall continue unremedied for a period of 30 days after notice is given by the Agent to the Company (which notice will be given at the request of any Lender) or such Obligor becomes aware of non-compliance.

24.5 Misrepresentation

Any representation or warranty made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any other Finance Document or any amendment or modification of this Agreement or of any other Finance Document or waiver under this Agreement or under any other Finance Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Finance Document or any amendment or modification of this Agreement or of any other Finance Document or waiver under this Agreement or under any other Finance Document, shall prove to have been incorrect in any material respect when made or deemed made;

24.6 Cross default – Non-Core Group Members

(a)	In respect of the Non-Core Group Members only, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and, with respect to any “Event of Default” under and as defined in any Senior Note Document due to the violation, breach or failure to comply with either Section 6.6 or Section

6.7 under the relevant Senior Note Document, such “Event of Default” shall continue unremedied or unwaived for a period of 30 days after the occurrence of such “Event of Default”, provided that:

(i)	such 30-day cure period shall cease to apply, and such “Event of Default” shall constitute an “Event of Default” under this Agreement, immediately upon the holder or holders of Material Indebtedness under the relevant Senior Note Document, or any trustee or agent on its or their behalf, accelerating or otherwise causing such Material Indebtedness to come due prior to its scheduled maturity date; and

(ii)	during such 30-day cure period, a Default under this Agreement shall be deemed to have occurred and be outstanding.

(b)	It is understood that this Subclause shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

24.7 Cross default – Core Group Members

(a)	Any Indebtedness of a Core Group Member is not paid when due nor within any originally applicable grace period.

(b)	Any Indebtedness of a Core Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of a Core Group Member becomes entitled to declare any Indebtedness of any such Person due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under this Subclause if the aggregate amount of Indebtedness or commitment for Indebtedness falling within paragraphs (a) to (c) above is less than USD 25,000,000 (or its equivalent in any other currency or currencies).

24.8 Change of Control

A Change of Control occurs.

24.9 Insolvency and insolvency proceedings – Non-Core Group Members

(a)	An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking:

(i)	liquidation, reorganisation or other relief in respect of a Non-Core Group Member or its debts, or of a substantial part of its assets, under any USA Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or after the Signing Date in effect; or

(ii)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Non-Core Group Member or for a substantial part of the relevant Person’s assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(b)	The Company shall:

(i)	voluntarily commence any proceeding or file any petition seeking liquidation, reorganisation or other relief under any USA Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect;

(ii)	consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (a) above;

(iii)	apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets;

(iv)	file an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v)	make a general assignment for the benefit of creditors; or

(vi)	take any action for the purpose of effecting any of the matters referred to in paragraph (b)(i) to (v) above.

(c)	Any Non-Core Group Member shall become unable, admit in writing or fail generally to pay its debts as they become due.

24.10 Insolvency – Core Group Members

(a)	A Core Group Member is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a Core Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of a Core Group Member.

24.11 Insolvency proceedings – Core Group Members

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Core Group Member;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Core Group Member;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Core Group Member or any of its assets; or

(d)	enforcement of any Security securing Indebtedness in an aggregate amount exceeding USD 25,000,000 over any assets of any Core Group Member,

or any analogous procedure or step is taken in any jurisdiction.

24.12 Judgment default

One or more judgments for the payment of money in an aggregate amount in excess of USD 25,000,000 shall be rendered against any Obligor, any member of the Polish Group or any member of the Romanian Group or any combination of the Obligors, any member of the Polish Group or any member of the Romanian Group and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor, any member of the Polish Group or any member of the Romanian Group to enforce any such judgment.

24.13 Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor or a Security Provider to perform any of its obligations under the Finance Documents or any Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Obligor or a Security Provider under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Security created under the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.14 ERISA Event

An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

24.15 Litigation

Any member of the Group receives any notice, notification, demand, request for information, citation, summons or order or there has been filed any complaint or any penalty has been assessed or an investigation or review is pending or threatened by any governmental or other entity, in each case with respect to any alleged failure by the relevant member of the Group to have any environmental, health or safety permit, license or other authorisation required under any Environmental Law in connection with the conduct of the business of the Group or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Materials generated by the Group, in each case which could reasonably be expected to result in a Material Adverse Effect.

24.16 Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower, a Security Provider, a member of the Polish Group or a member of the Romanian Group, in any case where:

(a)	the liability in respect of which such expropriation, attachment, sequestration, distress or execution is being levied is at least USD 25,000,000; and

(b)	the expropriation, attachment, sequestration, distress or execution is not discharged within 15 days.

24.17 Ownership of the Obligors and the Security Providers

An Obligor (other than the Company) or a Security Provider is not or ceases to be a Subsidiary of the Company.

24.18 Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.19 Acceleration

(a)	If an Event of Default described in any of Clauses 24.9 (Insolvency and insolvency proceedings – Non-Core Group Members), 24.10 (Insolvency – Core Group Members) or 24.11 (Insolvency proceedings – Core Group Members) occurs in respect of a member of the Group incorporated in the USA or in the District of Columbia, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable.

(b)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	if not already cancelled under paragraph (a) above, cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

25. CHANGES TO THE LENDERS

25.1 Assignments and transfers by the Lenders

(a)	Subject to this Clause 25, a Lender (the Existing Lender) may assign or transfer any of its rights and obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	Unless the Borrower and the Agent otherwise agree, a transfer of part of a Commitment or the rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of euro 5,000,000.

(c)	Any Lender may at any time pledge or grant Security in relation to all or any part of its rights under the Finance Documents to secure obligations of that Lender, including any pledge or assignment to US Federal Reserve Bank, and the provisions of this Clause (other than this Subclause) shall not apply to any such pledge or grant of Security.

25.2 Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender (and if it is a requirement of Dutch law on the date of assignment or transfer that a Lender must be a Professional Market Party, the New Lender is a Professional Market Party) or unless an Event of Default has occurred which is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	The Agent is not obliged to execute a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all “know your customer” requirements to its satisfaction. The Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(e)	A transfer of obligations will be effective only if rights are assigned, corresponding obligations are released and equivalent obligations are acceded to in accordance with the provisions of Clause 25.3 (Procedure for transfer by way of assignment, release and accession).

(f)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(g)	A New Lender will execute any document which, in the opinion of the Agent, is necessary or desirable to ensure that the New Lender takes the benefit of any rights under the Finance Documents and the Security Interests created under the Security Documents.

(h)	If the consent of the Company is required for any assignment or transfer (irrespective of whether it may be unreasonably withheld or not), the Agent is not obliged to execute a Transfer Certificate if the Company withholds its consent.

(i)	If, on the date of an assignment or transfer, it is a requirement of Dutch law that each Lender must be a Professional Market Party on the date the assignment or transfer becomes effective, the New Lender must make the representation as set out in paragraph 5 of Schedule 5 (Form of Transfer Certificate).

(j)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.3 Procedure for transfer by way of assignment, release and accession

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Agent executes that Transfer Certificate; and

a reference to an assignment includes any related release and assumption.

(b)	An assignment, release and accession is effected if:

(i)	the Existing Lender and the New Lender deliver to the Agent a duly completed Transfer Certificate; and

(ii)	the Agent executes it.

The Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	For a transfer by assignment, release and accession under a Transfer Certificate in the form of Schedule 5 (), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)	the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate; and

(iii)	the New Lender will become party to this Agreement as a Lender and will be bound by obligations equivalent to those from which the Existing Lender is released under paragraph (ii) above.

(e)	A transfer under this Clause does not extinguish or otherwise affect the obligations of any Obligor under the Finance Documents.

25.4 Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,500.

25.5 Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.6 Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

25.7 Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate and if, in the case of paragraphs (a) and (b) above, the Person to whom the information is to be given has, prior to the receipt of any such information, entered into a Confidentiality Undertaking.

26. OBLIGORS

26.1 Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2 Designation of Unrestricted Subsidiaries

The Company may designate any newly acquired or newly formed Subsidiary (which is not then a member of the Polish Group or a member of the Romanian Group) at the time such Subsidiary is acquired or formed, and may designate any entity that becomes a Subsidiary (which is not then a member of the Polish Group or a member of the Romanian Group) that immediately prior to such time was a Joint Venture, to be an Unrestricted Subsidiary for purposes of this Agreement, by delivering to the Agent a certificate of a Financial Officer (and the Agent shall promptly forward a copy of such certificate to each Lender) containing such designation and stating that the conditions set forth in this Subclause have been satisfied with respect to such designation provided that no such designation shall be effective unless (x) at the time of such designation and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (y) at the time of such designation and at all times after such designation for paragraphs (a) and (d) below or for all times after 1 November, 2006 for paragraphs (b) and (c) below:

(a)	no portion of the Indebtedness or any payment obligation (contingent or otherwise) of such Subsidiary:

(i)	is guaranteed by the Company, any Restricted Subsidiary, any member of the Polish Group or any member of the Romanian Group; or

(ii)	is recourse to or obligates the Company, any Restricted Subsidiary, any member of the Polish Group or any member of the Romanian Group, directly or indirectly, contingently or otherwise, to the satisfaction of such Indebtedness or payment obligation (other than in respect of liabilities for which the Company or a Restricted Subsidiary is jointly obligated with such Subsidiary by operation of law, such as for tax or ERISA claims),

(b)	such Subsidiary has no Indebtedness that, if in default in any respect (including a payment default), would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Company, its Restricted Subsidiaries, any member of the Polish Group or any member of the Romanian Group to declare a default on such Indebtedness or cause the payment of such Indebtedness to be accelerated or payable prior to its stated maturity,

(c)	such Subsidiary has no obligation (other than Indebtedness, as to which provisions of paragraph (b) above shall apply) that, if not paid when due, would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Company, its Restricted Subsidiaries any member of the Polish Group or any member of the Romanian Group to declare a default on such Indebtedness or cause the payment of such Indebtedness to be accelerated or payable prior to its stated maturity, and

(d)	such Subsidiary is not a Core-Group Member.

27. SECURITY

27.1 Security Agent as holder of security

(a)	In this Clause:

Finance Party Claim means any amount which an Obligor owes to a Finance Party under or in connection with the Finance Documents; and

Security Agent Claim means any amount which an Obligor owes to the Security Agent under this Clause.

(b)	Unless expressly provided to the contrary, the Security Agent holds any security created by a Security Document governed by the laws of England or Ireland on trust for the Finance Parties. The Security Agent may also, in any Security Document not governed by those laws, declare that it holds the security created by that Security Document on trust for the Finance Party or administers that security as representative or agent for the Finance Parties.

(c)	Unless expressly provided to the contrary in any Finance Document, the Security Agent holds:

(i)	any security created by a Security Document (other than a Security Document referred to in paragraph (b) above);

(ii)	the benefit of any Security Agent Claims; and

(iii)	any proceeds of security,

for the benefit, and as the property, of the Finance Parties and so that they are not available to the personal creditors of the Security Agent.

(d)	The Security Agent will separately identify in its records the property rights referred to in paragraph (c) above.

(e)	The property rights under paragraph (c) above are located in the jurisdiction where the Security Agent maintains its accounts in respect of those property rights. The Security Agent will maintain those accounts at an established place of business in England or in another jurisdiction which recognises those property rights and their non-availability to the personal creditors of the Security Agent.

27.2 Security Agent as creditor

(a)	This Clause applies for the purpose of determining the Secured Liabilities in the Security Documents governed by any law other than the laws referred to under Clause 27.1(b) (Security Agent as holder of security).

(b)	Each Obligor must pay the Security Agent, as an independent and separate creditor, an amount equal to each Finance Party Claim on its due date.

(c)	The Security Agent may enforce performance of any Security Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(d)	Each Finance Party must, at the request of the Security Agent, perform any act required in connection with the enforcement of any Security Agent Claim. This includes joining in any proceedings as co claimant with the Security Agent.

(e)	Unless the Security Agent fails to enforce a Security Agent Claim within a reasonable time after its due date, a Finance Party may not take any action to enforce the corresponding Finance Party Claim unless it is requested to do so by the Security Agent.

(f)	Each Obligor irrevocably and unconditionally waives any right it may have to require a Finance Party to join in any proceedings as co-claimant with the Security Agent in respect of any Security Agent Claim.

(g)	(i) Discharge by an Obligor of a Finance Party Claim will discharge the corresponding Security Agent Claim in the same amount.

(ii)	Discharge by an Obligor of a Security Agent Claim will discharge the corresponding Finance Party Claim in the same amount.

(h)	The aggregate amount of the Security Agent Claims will never exceed the aggregate amount of Finance Party Claims.

(i)	(i) A defect affecting a Security Agent Claim against an Obligor will not affect any Finance Party Claim.

(ii)	A defect affecting a Finance Party Claim against an Obligor will not affect any Security Agent Claim.

(j)	If the Security Agent returns to any Obligor, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Finance Party, that Finance Party must repay an amount equal to that recovery to the Security Agent.

27.3 Responsibility of the Security Agent

(a)	The Security Agent is not liable or responsible to any other Finance Party for:

(i)	any failure in perfecting or protecting the security created by any Security Document;

(ii)	any other action taken or not taken by it in connection with any Security Document,

unless directly caused by its gross negligence or wilful misconduct.

(b)	The Security Agent is not responsible for:

(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Security Documents;

(ii)	the priority of any security created by the Security Documents; or

(iii)	the existence of any other Security Interest affecting any asset secured under a Security Document.

27.4 Title

The Security Agent may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

27.5 Possession of documents

The Security Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

27.6 Investments

Except as otherwise provided in any Security Document, all moneys received by the Security Agent under a Security Document may be:

(a)	invested in the name of, or under the control of, the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Security Agent at any bank or institution (including any Finance Party) and on such terms as the Security Agent may agree.

27.7 Approval

Each Finance Party:

(a)	confirms its approval of each Security Document; and

(b)	authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

27.8 Conflict with Security Documents

If there is any conflict between this Agreement and any Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

27.9 Release of Security

(a)	If the Company requests that:

(i)	the Security created under the Campofrio Security Document be released under Clause 23.18(c) (Security); or

(ii)	all Security created under the Security Documents be released under Clause 23.18(e) (Security),

in each case, in a manner permitted by, and in accordance with the provisions of, the relevant Clauses and this Agreement, then any Security created by members of the Group over their assets under the relevant Security Documents will, on the request of the Company be released provided that such release will not result, or could not reasonably be expected to result, in a Default.

(b)	If a disposal of any asset subject to Security created by a Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:

(i)	the Lenders agree to the disposal;

(ii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any Default;

(iii)	the disposal is being made at the request of the Agent in circumstances where any Security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document,

the asset(s) being disposed of (or, in the case of a disposal of shares in an Obligor which results in it ceasing to be a member of the Group, all of the assets of that Obligor) will be released from any Security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(c)	Any release under this Subclause will not become effective until the date of the relevant disposal or otherwise in accordance with the consent of the Majority Lenders or under the terms of this Clause.

(d)	If a disposal is not made, then any release relating to that disposal will have no effect, and the obligations of the Obligors under the Finance Documents will continue in full force and effect.

(e)	If the Agent is satisfied that a release is allowed under this Subclause, the Agent must execute (at the request and expense of the relevant Obligor) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Agent to execute any such document. Any release will not affect the obligations of any other Obligor under the Finance Documents.

27.10 Co-security Agent

(a)	The Security Agent may appoint a separate security agent or a co-security agent in any jurisdiction outside England and Wales:

(i)	if the Security Agent considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b)	Any appointment under this Subclause will only be effective if the security agent or co-security agent confirms to the Security Agent and the Company in form and substance satisfactory to the Security Agent that it is bound by the terms of this Agreement as if it were the Security Agent.

(c)	The Security Agent may remove any security agent or co-security agent appointed by it and may appoint a new security agent or co-security agent in its place.

(d)	The Company must pay to the Security Agent any reasonable remuneration paid by the Security Agent to any security agent or co-security agent appointed by it, together with any related costs and expenses properly incurred by the security agent or co-security agent.

27.11 Perpetuity period

The perpetuity period for the trusts in this Agreement is 80 years.

27.12 Information

Each Finance Party and each Obligor must supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable it to perform its functions under this Clause.

27.13 Perfection of security

Each Obligor must (at its own cost) take any action and execute any document which is required by the Security Agent so that a Security Document provides for effective and perfected security in favour of any successor Security Agent.

27.14 Further assurances

Each Obligor must, at its own expense, take whatever action the Security Agent may require for:

(a)	creating, perfecting or protecting any security intended to be created by any of the Security Documents; or

(b)	facilitating the realisation of any asset the subject of a Security Interest under the relevant Security Document, or the exercise of any right, power or discretion exercisable, by the Security Agent or any of its delegates or sub-delegates in respect of any asset the subject of a Security Interest under the relevant Security Document.

This includes:

(i)	the execution of any transfer, conveyance, assignment or assurance of any property, whether to the Security Agent or to its nominee; or

(ii)	the giving of any notice, order or direction and the making of any registration,

which, in any such case, the Security Agent may think expedient.

27.15 Power of attorney

(a)	Each Obligor, by way of security, irrevocably and severally appoints the Security Agent and any of its delegates or sub-delegates to be its attorney to take any action which that Obligor is obliged to take under a Finance Document.

(b)	Each Obligor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Subclause.

28. ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGERS

28.1 Definition

In this Clause, Administrative Agent means the Agent or the Security Agent, as the case may be or as the context requires.

28.2 Appointment of the Administrative Agents

(a)	Each other Finance Party (other than the relevant Administrative Agent) appoints each Administrative Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises each Administrative Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.3 Duties of an Administrative Agent

(a)	Each Administrative Agent shall promptly forward to a Party the original or a copy of any document which is delivered to it for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, no Administrative Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	An Administrative Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(f)	Each Obligor irrevocably authorises each Administrative Agent to disclose to the other Finance Parties any information which, in such Administrative Agent’s opinion, is received by it in its capacity as the relevant Administrative Agent.

28.4 Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

28.5 No fiduciary duties

(a)	Nothing in this Agreement constitutes an Administrative Agent or an Arranger as a trustee or fiduciary of any other person.

(b)	Neither an Administrative Agent nor either Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6 Business with the Group

Each Administrative Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.7 Rights and discretions of an Administrative Agent

(a)	Each Administrative Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Administrative Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.2 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(d)	Each Administrative Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(e)	Each Administrative Agent may act in relation to the Finance Documents through its personnel and agents.

(f)	Each Administrative Agent may disclose to any other Party any information it reasonably believes it has received as facility agent or security agent (as appropriate) under this Agreement.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither Administrative Agent nor either Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.8 Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, each Administrative Agent shall:

(i)	exercise any right, power, authority or discretion vested in it as Agent or Security Agent (as appropriate) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it in such capacity); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each Administrative Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) an Administrative Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Administrative Agents are not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.9 Responsibility for documentation

The Administrative Agents and the Arrangers:

(a)	are not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Administrative Agent, an Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	are not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

28.10 Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 31.10 (Disruption to Payment Systems etc.), no Administrative Agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than an Administrative Agent) may take any proceedings against any officer, employee or agent of that Administrative Agent in respect of any claim it might have against that Administrative Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of an Administrative Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige an Administrative Agent or either Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Administrative Agent or an Arranger.

28.11 Compliance

Each Administrative Agent and each Arranger may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

28.12 Lenders’ indemnity to the Administrative Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Administrative Agents, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Administrative Agent (otherwise than by reason of that Administrative Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, or any other category of liability whatsoever but not including any claim based on the gross negligence, wilful misconduct or fraud of the Agent) in acting as the Agent or the Security Agent (as the case may be) under the Finance Documents (unless the relevant Administrative Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.13 Resignation of an Administrative Agent

(a)	An Administrative Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively an Administrative Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor to the relevant Administrative Agent.

(c)	If the Majority Lenders have not appointed a successor Administrative Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the relevant Administrative Agent (after consultation with the Company) may appoint a successor Administrative Agent.

(d)	The resignation of a Security Agent and the appointment of a successor Security Agent shall not become effective until:

(i)	each of the Finance Parties (other than the Security Agent) confirms that it is satisfied with the creditworthiness of the proposed successor Security Agent; and

(ii)	the Agent confirms that it is satisfied that the Security Documents (and any related documentation) have been transferred to or into (and where required registered in) the name of the proposed successor Security Agent.

(e)	The retiring Administrative Agent shall, at its own cost, make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Finance Documents.

(f)	An Administrative Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Company, the Majority Lenders may, by notice to an Administrative Agent, require it to resign in accordance with paragraph (b) above. In this event, the relevant Administrative Agent shall resign in accordance with paragraph (b) above.

(i)	The Obligors who are also Security Providers shall (and the Company shall ensure that each Security Provider which is not an Obligor will) (at their own cost) take such action and execute such documents as are required by the Security Agent so that the Security Documents provide for effective and perfected security in favour of any successor Security Agent.

28.14 Confidentiality

(a)	In acting as agent for the Finance Parties, an Administrative Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Administrative Agent, it may be treated as confidential to that division or department and the relevant Administrative Agent shall not be deemed to have notice of it.

28.15 Relationship with the Lenders

(a)	Each Administrative Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

28.16 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Administrative Agents and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by an Administrative Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.17 Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.18 Agent’s Management Time

Any amount payable to the Agent under Clause 16.3(a) (Indemnity to the Agent), an Administrative Agent under Clauses 18.3 (Costs and Expenses) and 28.12 (Lenders’ indemnity to the Administrative Agent) shall include the cost of utilising the relevant Administrative Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the relevant Administrative Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to an Administrative Agent under Clause 13 (Fees).

28.19 Deduction from amounts payable by an Administrative Agent

If any Party owes an amount to an Administrative Agent under the Finance Documents that Administrative Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Administrative Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29. CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30. SHARING AMONG THE FINANCE PARTIES

30.1 Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2 Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

30.3 Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4 Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

30.5 Exceptions

(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Lender any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31. PAYMENT MECHANICS

31.1 Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

31.2 Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the

Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

31.3 Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4 Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5 Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6 No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7 Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8 Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.9 Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.10 Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company or the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence or any other category of liability whatsoever but not including any claim based on the gross negligence, wilful misconduct or fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32. SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33. NOTICES

33.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

Address:     Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

U.S.A.

Fax number: + 1 757-365-3025 (Dan Stevens) and

  + 1 757-365-3073 (Carey Dubois)

Attention:   Dan Stevens and Carey Dubois;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

(c)	in the case of the Agent:

Address:         Commodity and Trade Finance Operations, 1221 Avenue of the Americas, NEW YORK, NY 10020

Fax number:     +1 212 787417

Attention:         Salvadro Rodriguez, Vice President; and

(d)	in the case of the Security Agent:

Address:         Commodity and Trade Finance Operations, 1221 Avenue of the Americas, NEW YORK, NY 10020

Fax number:     +1 212 787417

Attention:         Salvadro Rodriguez, Vice President,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3 Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

33.4 Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5 Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

33.6 English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.7 Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Agent.

(b)	All communications under the Finance Documents to or from the other Obligors must be sent through the Company.

(c)	The other Obligors irrevocably appoint the Company to act as their agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning themselves to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	The Agent may assume that any communication made by the Company is made with the consent of the other Obligors.

34. CALCULATIONS AND CERTIFICATES

34.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2 Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3 Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35. PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36. REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37. AMENDMENTS AND WAIVERS

37.1 Required consents

(a)	Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

37.2 Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment (except as contemplated under Clause 6 (Extension Option));

(v)	a change to the Borrower or Guarantors;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders) or this Clause 37; or

(viii)	the release of any guarantee or security, other than as contemplated by the Finance Documents,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers may not be effected without the consent of the Agents or the Arrangers.

38. COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39. US PATRIOT ACT

Each Lender hereby notifies each Obligor, that pursuant to the requirements of the US Patriot Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Patriot Act.

40. GOVERNING LAW

This Agreement is governed by English law.

41. ENFORCEMENT

41.1 Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Finance Documents (including a dispute regarding the existence, validity or termination of any Finance Document) (a Dispute).

(b)	Notwithstanding paragraph (a) above, any New York State court or U.S. Federal court sitting in the City and County of New York also has jurisdiction to settle Disputes, and, for the benefit of the Finance Parties, each Obligor submits to the jurisdiction of those courts.

(c)	The Obligors agree that the courts of England and New York are the most appropriate and convenient courts to settle Disputes and accordingly each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to any Dispute.

(d)	This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2 Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law:

(i)	each Obligor (other than an Obligor incorporated in England and Wales) irrevocably appoints Inter Food Service Limited of Suite 1, 70 Churchill Square, Kings Hill, West Malling, Kent, ME19 4YU as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	each Obligor not incorporated or having a place of business in New York State irrevocably appoints Smithfield Foods, Inc. of 499 Park Avenue, 5th Floor, New York, New York 10022, (FAO: Richard Poulson) as its agent for service of process in relation to any proceedings before any court located in the State of New York in connection with any Finance Document, and in each case agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed under this Clause is unable for any reason to so act, the Company (on behalf of all the Obligors) must immediately (and in any event within 10 days of the event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another process agent for this purpose.

41.3 Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

41.4 Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

42. COMPLETE AGREEMENT

The Finance Documents contain the complete agreement between the Parties on the matters to which they are related and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE GUARANTORS

Name of Guarantor	Jurisdiction of Incorporation	Registration number (or equivalent, if any)
Smithfield Foods, Inc.	Virginia, U.S.A.	0488419

Smithfield Romania SRL	Romania	J35/2260/2004 R14842327

Smithfield Procesare SRL	Romania	J35/1122/2001 R14228239

Prima Farms Sp. z o.o.	Poland	KRS 109157

PART 2

THE ORIGINAL LENDERS

Name of Original Lender	Commitment euro

BNP Paribas	25,000,000

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch	25,000,000

ING Bank N.V. Dublin Branch	25,000,000

Lloyds TSB Bank Plc, The Netherlands	25,000,000

Bank Polska Kasa Opieki S.A. (Bank Pekao S.A.), Paris Branch	25,000,000

Société Générale	25,000,000

Bank of Montreal Ireland p.l.c.	20,000,000

Credit Suisse, Cayman Islands Branch	20,000,000

Natexis Banques Populaires	20,000,000

Sumitomo Mitsui Banking Corp., New York	20,000,000

Bank Austria Creditanstalt AG	14,000,000

Calyon New York Branch	14,000,000

Fortis Bank (Nederland) N.V.	14,000,000

KBC Bank, NV	14,000,000

Crédit Industriel de l’Ouest	10,500,000

Crédit Industriel et Commercial	3,500,000

Total Commitments	300,000,000

SCHEDULE 2

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors, Cold Field Investments LLC and Smithfield Insurance Co. Ltd.

(a)	A copy of the constitutional documents of each Obligor, Cold Field Investments LLC and Smithfield Insurance Co. Ltd. including, where applicable, certificates of good standing.

(b)	A copy of a resolution of the board of directors, supervisory board or management board, as applicable, of each Obligor, Cold Field Investments LLC and Smithfield Insurance Co. Ltd.:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	If applicable (other than in respect of the Company) a copy of a resolution, signed by all (or any lower percentage agreed by the Agent) of the holders of the issued or allotted shares in each Obligor, Cold Field Investments LLC and Smithfield Insurance Co. Ltd. approving the terms of, and the transactions contemplated by, the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)	In the case of an Obligor incorporated in Romania:

(i)	an updated ascertaining certificate issued by the relevant Trade Registry, attesting at least the current shareholders, number of shares, distribution of the share capital, the Obligor’s directors and the current corporate status of that Obligor (starea firmei); and

(ii)	an updated excerpt of the Obligor’s registry of shares and shareholders.

(f)	A certificate of the Company (signed by a Financial Officer) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(g)	A certificate of an authorised signatory of the relevant Obligor, Cold Field Investments LLC and Smithfield Insurance Co. Ltd. certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Borrower

(a)	An extract of the registration of the Borrower in the Trade Register of the Chamber of Commerce.

(b)	If applicable to the Borrower a copy of a supervisory board resolution approving the relevant resolution of the board of directors of the Borrower and the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower is a party.

(c)	If applicable to the Borrower confirmation in writing that there is no (central) works council ((centrale) ondernemingsraad) with jurisdiction over the transactions as contemplated by the Finance Documents or that all consultation obligations in respect of the (central) works council with jurisdiction over the transactions as contemplated by the Finance Documents have been complied with and that either unconditional positive advice has been obtained from such (central) works council or such works council has abstained from giving advice but has confirmed that the resolutions to implement the transactions as contemplated by the Finance Documents may be given effect without observing a waiting period.

3.	Security

(a)	A copy of the Campofrio Security Document duly granted by the parties to it and notarised before a Spanish Public Notary.

(b)	All share certificates and other documents of title required to be provided in connection with the Campofrio Security Document (if applicable).

(c)	Copies of notices and acknowledgements required to be delivered pursuant to the Security Documents to be executed on or prior to the first Utilisation Date.

(d)	Evidence of perfection and registration of Security created pursuant to the Security Documents to be executed on or prior to the first Utilisation Date (where required).

4.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, legal advisers to the documentation agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	An opinion from each of the following :

(i)	Michael Flemming, Senior Associate General Counsel of the Company, as to the laws of Virginia;

(ii)	Winston & Strawn LLP, as to the laws of Delaware and the federal laws of the USA;

(iii)	Appleby Spurling Hunter, as to the laws of Bermuda;

(iv)	Allen & Overy, A . Pedzich Sp. k., legal advisers to the documentation agent, as to Polish law;

(v)	Allen & Overy LLP, legal advisers to the documentation agent, as to Spanish law;

(vi)	Allen & Overy LLP, legal advisers to the documentation agent, as to Dutch law; and

(vii)	Tuca Zbârcea & Asociatii, legal advisers to the documentation agent, as to Romanian law,

each substantially in the form distributed to the Original Lenders prior to the Signing Date.

(c)	A legal opinion from McGuireWoods LLP as to certain matters in relation to Indebtedness of the Group.

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 41.2 (Service of process), if not an Obligor, has accepted its appointment.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	(i) The Original Financial Statements.

(i) The financial statements referred to in Clause 20.22(b)(Financial statements) for each of the Guarantors.

(ii) Pro forma opening balance sheet of the Borrower as at the Signing Date.

(d)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees) and Clause 18 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 3

UTILISATION REQUEST

From:	SMITHFIELD CAPITAL EUROPE BV

To:	[SOCIETE GENERALE] as Agent

Dated:

Dear Sirs

SMITHFIELD CAPITAL EUROPE BV – euro 300,000,000 Facility Agreement dated [                    ] 2006

(the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
SMITHFIELD CAPITAL EUROPE BV

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[SOCIETE GENERALE] as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

SMITHFIELD CAPITAL EUROPE BV – euro 300,000,000 Facility Agreement dated [                    ] 2006

(the Agreement)

1.	In accordance with the terms of the Agreement:

(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement specified in the Schedule;

(b)	the Existing Lender is released from all its obligations under the Agreement which correspond to the Existing Lender’s rights specified in the Schedule; and

(c)	the New Lender becomes a Lender under the Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

5.	[On the Transfer Date, the New Lender declares and represents to the Existing Lender, the other Finance Parties and the Borrower that it is [exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with Smithfield Capital Europe BV][:

(a)	a Professional Market Party; and

(b)	it acknowledges that as a consequence it has no benefit from the (creditor) protection under the Dutch Banking Act for non-Professional Market Parties.]

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by English law.

IMPORTANT NOTE: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in security in all jurisdictions. It is the responsibility of each individual New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities. In particular, but without limitation, issues may exist in connection with the Campofrio Security Document in Spain, the Additional Security Documents and the Intercompany Loan Security Documents in Romania and Poland as well as the Campofrio Replacement Security Documents and the Alternative Security Documents (if any) in the relevant jurisdictions.

Lenders which are not US persons should note their obligations under Clause 14.7 (US Tax forms).

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

[Societe Generale]

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[SOCIETE GENERALE] as Agent

From:	SMITHFIELD FOODS, INC.

Dated:

Dear Sirs

SMITHFIELD CAPITAL EUROPE BV – euro 300,000,000 Facility Agreement dated [                    ] 2006

(the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified (dependent on time of testing)]

3.	[We confirm that no Default/Event of Default is continuing.]*

4.	[We attach the certificate required under Clause 21.2(b) (Compliance Certificate)]**

Signed:
Financial Officer of Smithfield Foods, Inc.

[insert applicable certification language]

*	If this statement cannot be made, the certificate should identify any Default/Event of Default that is continuing and the steps, if any, being taken to remedy it.
**	Only include to extent not available in Borrower's Annual Report on form 10-K or Quarterly Report on form 10-Q, as filed with the SEC.

SCHEDULE 7

EXISTING SECURITY

CORE GROUP:

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured
Prima Farms Sp. z o.o.	Power of attorney to use funds deposited on Prima Farms’ bank accounts extended on the basis of the Agreement Concerning the Power of Attorney with respect to the Bank Accounts entered into by and between Prima Farms Sp. z o.o. and BRE Bank SA	PLN 85,882,000 plus other amounts payable under the Credit Agreement No. 17/023/04/Z/LI entered into by and between Prima Farms Sp. z o.o. and BRE Bank SA on November 18, 2004

Prima Sp. z o.o.	Assignment of Rights under the Insurance Agreements according to the assignment agreement entered into by and between Prima Sp. z o.o. and ING Lease (Polska) Sp. z o.o.	PLN 150,000,000 plus other Secured Obligations payable under the Loan Agreement No. 703208-2B-0 entered into by and between Prima Sp. z o.o. and ING Lease (Polska) Sp. z o.o. on May 12, 2005 (as amended on January 26, 2006)

Prima Sp. z o.o.	Mortgage on real property owned or used (based on perpetual usufruct right) by Prima Sp. z o.o. based on Declarations on Establishing of Mortgages for the benefit of ING Lease (Polska) Sp. z o.o.	PLN 170,000,000 per each of the 11 pieces of real property

Prima Sp. z o.o.	Registered pledge on movable assets on the basis of the Agreement on the Registered Pledge on a Movable Asset entered into by and between Prima Sp. z o.o. and ING Lease (Polska) Sp. z o.o.	Up to PLN 150,000,000 plus other Secured Obligations payable under the Loan Agreement No. 703208-2B-0 entered into by and between Prima Sp. z o.o. and ING Lease (Polska) Sp. z o.o. on May 12, 2005 (as amended on January 26, 2006)

NON-CORE GROUP:

Smithfield Foods, Inc.:

1.	JPMorgan Chase Revolving Credit Facility. The US Facility, in the aggregate principal amount of $1,200,000,000, is secured by inventory and receivables.

2.	Senior Secured Series Notes B-G (Hancock). The Series B-G Senior Secured Notes, in the original principal amount of $196,882,354, are secured by certain plant property and equipment of the certain Subsidiaries as follows:

(a)	a 457,000 square foot slaughtering and packing facility owned and operated by The Smithfield Packing Company, Incorporated (“SPC”) on 25.5 acres of real property located at 501 North Church Street, Smithfield, Virginia (Isle of Wight County);

(b)	a 966,000 square foot slaughtering and backing facility owned and operated by SPC on 860.0 acres of real property located at Route #87, Tarheel, North Carolina (Bladen County);

(c)	a 556,000 square foot slaughtering and packing facility owned and operated by Gwaltney of Smithfield, Ltd. (“Gwaltney”) on 56.4 acres of real property located at 601 North Church Street, Smithfield, Virginia (Isle of Wight County); and

(d)	a 2,350,000 square foot slaughtering and packing facility owned and operated by John Morrell & Co. (“Morrell”) on 88.0 acres of real Property located at 1400 N. Weber Avenue, Sioux Falls, South Dakota (Minnehaha County).

3.	Senior Secured Notes Series I-L. The Series I-L Senior Secured Notes, in the original principal amount of $225,000,000, are secured by certain hog farming property and equipment of the certain Subsidiaries as follows:

(a)	all hog-farming real estate and equipment owned by Brown’s Farms, LLC (“Brown’s Farms”) located in Columbus County, Cumberland County, Robeson County, Jones County, Bladen County, Pender County, Duplin County and Sampson County, North Carolina and Marion County, South Carolina;

(b)	all hog-farming real estate and equipment owned by Carroll’s Realty Partnership (“Carroll’s Realty”) located in Robeson County (except the Faison/Ramon Tract of Farm 7701), Hoke County, Bladen County, Pender County, Duplin County, Sampson County, Scotland County and Richmond County, North Carolina and Dillon County, South Carolina (except the Quick Tract [conservation easement]);

(c)	all hog-farming real estate and equipment owned by Central Plains Farms LLC (“Central Plains Farms”) located in Yuma County, Colorado;

(d)	all hog-farming real estate and equipment owned by Circle Four LLC (“Circle Four”) located in Beaver County, Iron County and Millard County, Utah; and

(e)	all hog-farming real estate and equipment owned by Smithfield—Carroll’s Farms (“Smithfield Carroll’s) located in Isle of Wight County, Southampton County, Sussex County and Surry County, Virginia, Northampton County, Hertford County (except the Singleton Tract), Bertie County, Warren County (except the Shearin Tract and the Alpheus Jones Tract) and Halifax County (except the Alpheus Jones Tract), North Carolina.

4.	Senior Secured Notes Series M. The Series M Senior Secured Notes, in the original principal amount of $100,000,000, are secured by certain plant, property and equipment of the certain Subsidiaries as follows:

Property Owner	Property Location
Gwaltney	3515 Airline Blvd. Portsmouth, VA

Gwaltney	5801 Columbia Park Dr. Landover, MD (leasehold)

Lykes Meat Group, Inc. (“LMG”)	4611 Lykes Road Plant City, FL

Morrell	1200 Bluff Road Sioux City, IA

Morrell	801 & 805 E. Kemper Road Springdale, OH

Smithfield Packing Real Estate, L.L.C. (“Packing LLC”)	2501 W. Vernon Ave. Kinston, NC

Packing LLC	2401 Wilco Blvd. Wilson, NC

The Smithfield Packing Company, Incorporated	5801 Columbia Park Drive, Landover MD 2.2237 acres and 7.8412 acres

5.	Senior Secured Notes Series O-P. The Series O-P Senior Secured Notes, in the original principal amount of $55,000,000, are secured by certain plant, property and equipment of the certain Subsidiaries as follows:

Property #1:	Packerland Processing Company, Inc., a Delaware corporation

Parcels 1, 2, 3 and 4, Scotts Bluff County, Nebraska (Lockwood Road)

Property #2:	Sun Land Beef Company, an Arizona corporation

Parcels 1 and 2, Maricopa County, Arizona (91st Ave and Buckeye Road)

Property #3:	Packerland Processing Company, Inc., a Delaware corporation

Brown County, Wisconsin

Parcel I — Rothe and University Avenue

Parcel II – Lime Kiln Road

Parcel III

Parcel IV

Parcel V – Lime Kiln Road

Property #4:	Murco Foods, Inc., a Delaware corporation

Parcels 1 through 15, Tract A, Tract B, Parcel 16 through 19,

Cooper Township, Kalamazoo County and

Gun Plain, Township, Allegan County, Michigan

(11th Street, 12th Street, 102nd Avenue, Baseline Road and A-B Avenue)]

6.	Liens exist on the date hereof (and are deemed included on this schedule although not listed and specifically described) securing Indebtedness with an aggregate principal amount less than $20,000,000.

SCHEDULE 8

RESTRICTED SUBSIDIARIES

Each Subsidiary has only one class of stock outstanding (except for Polish Subsidiaries) and, unless otherwise noted, all of the outstanding shares of such class are owned of record and beneficially by the Company (or, in the case of a Subsidiary whose name is indented in the table, are owned of record and beneficially by the Subsidiary under whose name the Subsidiary appears).

DOMESTIC:

Name of Subsidiary	Percent Owned	State of Organization
Farmland Foods, Inc.	100%	Delaware
Cook’s Hams, Inc.	100%	Delaware
Farmland Distribution Inc.	100%	Delaware
Gwaltney of Smithfield, Ltd.	100%	Delaware
Coddle Roasted Meats, Inc.	100%	Virginia
Esskay Investments, Inc.	100%	Delaware
Gwaltney Transportation Co., Inc.	100%	Delaware
Hancock’s Old Fashioned Country Ham, Inc.	100%	Delaware
SF Investments, Inc.	42%	Delaware
Stadler’s Country Hams, Inc.	100%	Delaware
Valleydale Transportation Company, Inc.	100%	Delaware
John Morrell & Co. (Curly’s Foods: fictitious name in Iowa)	100%	Delaware
Case Ready Meats Corp.	100%	Delaware
Cumberland Gap Provision Company (Investment)	90%	Delaware
Dakota Acquisition Company	100%	South Dakota
Henry’s Hickory House, LLC	60%	Delaware
Iowa Quality Meats, Ltd.	100%	Iowa
JMC Gold Label Meats, Inc.	100%	Delaware
John Morrell of Japan, Inc.	100%	Delaware
Jonmor Investments, Inc.	100%	Delaware
Murphy-Brown LLC	100%	Delaware
Brown’s of Carolina LLC	100%	Delaware
Brown’s Farms, LLC	100%	Delaware
Brown’s Realty Partnership	99%	North Carolina
Carroll’s Foods LLC	100%	Delaware
Carroll’s Realty Partnership	99%	North Carolina
Duplin Marketing Company, LLC	100%	North Carolina
Carroll’s Foods of Mexico LLC	100%	Delaware
Carroll’s Foods of Virginia LLC	100%	Delaware
Smithfield-Carroll’s Farms (General Partnership)	99%	Virginia
Central Plains Farms LLC	100%	Delaware
Chief Milling Partners, Inc.	100%	North Carolina
Circle Four LLC	100%	Delaware
Circle Four Farms, LLC	100%	North Carolina
Colorado Boar Stud LLC	100%	Delaware
M-B Farmland LLC	100%	Delaware
Murphy Farms LLC	100%	Delaware
Murphy-Brown Holdings LLC	100%	Delaware
Pork Plus, LLC	100%	North Carolina
Quarter M Farms LLC	100%	Delaware
Wilmington Bulk, LLC	60%	North Carolina
NPD (USA) Texas LLC	100%	Delaware
Premium Pet Health, LLC	51%	Delaware
RMH Foods, Inc.	100%	Delaware
RMH Foods, LLC	75%	Delaware

Lykes Meat Group, Inc.	100%	Delaware
LMG Investments, Inc.	100%	Delaware
Sunnyland, Inc.	100%	Georgia
LMJ Distribution Center, Inc.	100%	Georgia
Premium Pork, Inc.	100%	Georgia

North Side Foods Corp.	100%	Delaware
North Side Investments, Inc.	100%	Delaware

NPD Investments, Inc.	100%	Delaware

Patrick Cudahy Incorporated	100%	Delaware
814 Americas, Inc.	100%	Delaware
Patcud Investments, Inc.	100%	Delaware
PC Express, Inc.	100%	Delaware
Quik-to-Fix Foods, Inc.	100%	Delaware

SF Investments, Inc.	2%	Delaware
Murphy Farms of Texhoma, Inc.	100%	Oklahoma

SFFC, Inc.	100%	Delaware
Greater Houston Post Oak, Inc.	100%	Virginia

Smithfield Beef Group, Inc. f/k/a Packerland Holdings, Inc.	100%	Delaware
Cattle Production Systems, Inc. f/k/a Beef Production Systems, Inc.	100%	Delaware
Beef Production LLC f/k/a Calf Source Acquisition, LLC	100%	Wisconsin
Calf Source, LLC	100%	Wisconsin
MF Cattle Feeding, Inc.	100%	Colorado
MF Energy, LLC	100%	Delaware
MF Resale Company	100%	Delaware
Moyer Packing Company	100%	Pennsylvania
MOPAC Foreign Sales Corporation	100%	Virgin Islands
MOPAC of Virginia, Inc.	100%	Virginia
Moyer Distribution LLC	100%	Delaware
Moyer International Sales Corp.	100%	Delaware
Showcase Foods, Inc.	100%	Delaware
Skippack Creek Corporation	64%	Delaware
Packerland Packing Company, Inc.	100%	Delaware
ADA Premium Beef Co., Inc.	100%	Delaware
Packerland Distribution LLC	100%	Delaware
Packerland Exports II Ltd.	100%	Barbados
Packerland-Plainwell, Inc.	100%	Delaware
Packerland Transport, Inc.	100%	Delaware
Skippack Creek Corporation	36%	Delaware
Sun Land Beef Company	100%	Arizona
Sun Land International	100%	Guam

Smithfield Bioenergy LLC f/k/a Best Biofuels, LLC	85%	Delaware

Smithfield Capital Trust I	100%	Delaware

Smithfield Culinary Foods Group, LLC	100%	Delaware
Smithfield Innovations Group, LLC	75%	Delaware

Smithfield Deli Group, Inc.	100%	Delaware

Smithfield Foods International Inc.	100%	Delaware

Smithfield Global Products, Inc. f/k/a Krakus Foods International, Inc.	100%	Delaware

Smithfield International Investments, Inc.	100%	Delaware
Carroll’s Foods of Brazil, LLC	100%	North Carolina
Cold Field Investments, LLC	100%	Delaware
Smithfield Romania f/k/a Shannon Expert S.R.L.	0.00002%	Romania
SFDS Global Holdings B.V.	100%	Netherlands
Simoni Investments, LLC	100%	Delaware
Smithfield Asia Holdings, Ltd.	100%	Virgin Islands
Smithfield Foods de Mexico, S. de R.L. de C.V.	100%	Mexico
Smithfield Insurance Co. Ltd.	100%	Bermuda
Smithfield Romania f/k/a Shannon Expert S.R.L.	99.9998%	Romania
Smithfield Capital Europe, B.V.	100%	Netherlands
Smithfield Purchase Corporation	100%	North Carolina
Brown’s Realty Partnership	1%	North Carolina
Carroll’s Realty Partnership	1%	North Carolina
Smithfield-Carroll’s Farms (General Partnership)	1%	Virginia
Smithfield Packing Realty Partnership	5%	North Carolina

Smithfield Service Co., Inc.	100%	Delaware

Smithfield Trading Company, Inc.	100%	Delaware

Stefano Foods, Inc.	100%	North Carolina

The Smithfield Companies, Inc.	100%	Virginia

Pruden Packing Company, Inc.	100%	Virginia
The E.M. Todd Company, Incorporated	100%	Virginia
The Peanut Shop, Inc.	100%	Virginia
The Smithfield Ham and Products Company, Incorporated	100%	Virginia
Williamsburg Foods, Inc.	100%	Virginia
The Smithfield Inn Corporation	100%	Virginia

The Smithfield Packing Company, Incorporated	100%	Virginia
Bacon Business Acquisition Sub Inc.	100%	Delaware
Madison Packing Acquisition Sub, Inc.	100%	Delaware
SF Investments, Inc.	56%	Delaware
Smithfield Packing Real Estate, LLC	100%	Delaware
Smithfield Packing Realty Partnership	95%	North Carolina
Smithfield Packing Transportation Co., Inc.	100%	Delaware

INTERNATIONAL:

Name of Subsidiary	Percent Owned	State of Organization
Animex Sp. z o.o.	0.001%	Poland
Animex Fish Sp. z o.o.	51%	Poland
Animex Grupa Drobiarska Sp. z o.o.	52.52%	Poland
Animex-Krakowskie ZakŁady Pierzarskie Sp. z o.o.	100%	Poland
Animex Holding Sp. z o.o.	0.05%	Poland
ANIMEX-Opolskie Zaklady Drobiarskie S.A.	82.89%	Poland
Animex Pasze Sp. z o.o.	100%	Poland
Animpol S.A.	37.69%	Poland
Bialostockie Zaklady Drobiarskie Sp. z o.o.	100%	Poland
Contipasz S.A.	100%	Poland
Ilawskie Zaklady Drobiarskie “Ekodrob” S.A.	85.72%	Poland
Smithfield Foods GmbH	100%	Germany
Suwalskie Zaklady Drobiarskie Sp. z o.o.	100%	Poland
Animex Grupa Drobiarska Sp. z o.o.	47.48%	Poland
Zaklady Miesne “Agryf” S.A.	35.38%	Poland
Zaklady Miesne “Mazury” w Elku S.A.	99.91%	Poland

ANIMEX Holding Sp. z o.o.	99.95%	Poland
“GRUPA ANIMEX” Sp. z o.o. (f/k/a “GRUPA ANIMEX” S.A. f/k/a Morliny S.A.)	100%	Poland
Animpol S.A.	57.62%	Poland
Animex Sp. z o.o.	8.779%	Poland
Animpol S.A. (holds own shares with no vote)	4.69%	Poland

Prima Farms Sp. z o.o.	100%	Poland
AGRI PLUS S.A. f/k/a Animex Wielkopolska S.A.	100%	Poland
AGRI Sp. z o.o f/k/a Animex-Agri Sp. z o.o.	100%	Poland
Prima Sp. z o.o.	100%	Poland

SF Holding Sp. z o.o.	100%	Poland
Animex Sp. z o.o.	90.557%	Poland
ZakŁady Miesne “ANIMEX” S.A.	100%	Poland
ZakŁady Miesne “Agryf” S.A.	64.62%	Poland

SF International Sales Co., Inc.	100%	Virgin Islands
Smithfield International Investments, Inc.	100%	Delaware
Agrotorvis S.R.L.	0.1429%	Romania
Morena	99.99%	Romania
Onega	99.99%	Romania
Pirin	100%	Romania
Cold Field Investments, LLC	100%	Delaware
Smithfield Romania f/k/a Shannon Expert S.R.L.	0.00002%	Romania
SFDS Global Holdings B.V.	100%	Netherlands
Smithfield Foods Group Ltd.	100%	UK
Smithfield Foods Ltd.	100%	UK
PEK (London) Ltd.	100%	UK
Smithfield Asia Holdings, Limited	100%	BVI
Smithfield Foods de Mexico, S. de R.L. de C.V.	100%	Mexico
Agrofarms S. de R.L. de C.V.	0.03%	Mexico
Agroindustrial del Noroeste, S. de R.L. de C.V. (Investment)	50%	Mexico
Agrofarms S. de R.L. de C.V.	99.93%	Mexico
Agroindustrial Servicios en Administración S. de R.L. de C.V.	99.93%	Mexico

Agroindustrial Servicios Gerenciales S. de R.L. de C.V.	99.93%	Mexico
FASSA S. de R.L. de C.V.	99.93%	Mexico
Frigorifico Agropecuaria Sonorense S. de R.L. de C.V.	99.83%	Mexico
Industrias Agrofarms S. de R.L. de C.V.	99.93%	Mexico
Promotora Comercial Alpro S. de R.L. de C.V.	99.93%	Mexico
Agroindustrial Servicios en Administración S. de R.L. de C.V.	0.03%	Mexico
Agroindustrial Servicios Gerenciales S. de R.L. de C.V.	0.03%	Mexico
Frigorifico Agropecuaria Sonorense S. de R.L. de C.V.	0.001%	Mexico
FASSA S. de R.L. de C.V.	0.03%	Mexico
Industrias Agrofarms S. de R.L. de C.V.	0.03%	Mexico
Promotora Comercial Alpro S. de R.L. de C.V.	0.001%	Mexico
Smithfield Romania f/k/a Shannon Expert S.R.L.	99.9999%	Romania
Agroalim (Investment)	50%	Romania
Agrotorvis S.R.L.	70.2857%	Romania
Comtim	100%	Romania
Semilem SRL	99.12%	Romania
Morena	0.01%	Romania
Onega	0.01%	Romania
Semilem SRL	0.88%	Romania

SCHEDULE 9

UNRESTRICTED SUBSIDIARIES

None.

SCHEDULE 10

EXCLUDED SUBSIDIARIES

SF Investments, Inc., a Delaware corporation

Esskay Investments, Inc., a Delaware corporation

Patcud Investments, Inc., a Delaware corporation

JonMor Investments, Inc., a Delaware corporation

LMG Investments, Inc., a Delaware corporation

SFFC, Inc., a Delaware corporation

NPD Investments, Inc., a Delaware corporation

Skippack Creek Corporation, a Delaware corporation

North Side Investments, Inc., a Delaware corporation

Smithfield International Investments, Inc., a Delaware corporation

Cold Field Investments, LLC, a Delaware limited liability company

Simoni Investments, LLC, a Delaware limited liability company

Greater Houston Post Oak, Inc., a Virginia corporation

Smithfield Real Estate I, Inc., a Delaware corporation

Smithfield Real Estate II, Inc., a Delaware corporation

Greater Houston Fountain View, L.P., a Delaware limited partnership

SCHEDULE 11

SUBSIDIARY GUARANTORS UNDER THE US FACILITY

Coddle Roasted Meats, Inc.

Gwaltney of Smithfield, Ltd.

Hancock’s Old Fashioned Country Ham, Inc.

Iowa Quality Meats, Ltd.

John Morrell & Co.

Lykes Meat Group, Inc.

Moyer Packing Company

Packerland-Plainwell, Inc.

North Side Foods Corp.

Packerland Packing Company, Inc.

Patrick Cudahy Incorporated

Premium Pork, Inc.

Quik-To-Fix Foods, Inc.

Stadler’s Country Hams, Inc.

Sun Land Beef Company

Sunnyland, Inc.

The Smithfield Companies, Inc.

The Smithfield Packing Company,

Incorporated

Stefano Foods, Inc.

The Smithfield Ham And Products

Company, Incorporated

Dakota Acquisition Company

John Morrell of Japan, Inc.

Murphy Farms of Texhoma, Inc.

Showcase Foods, Inc.

Smithfield Global Products, Inc.

Cattle Production Systems, Inc.

Farmland Foods, Inc.

Brown’s of Carolina LLC

Carroll’s Foods LLC

Carroll’s Foods of Virginia LLC

Central Plains Farms LLC

Circle Four LLC Murphy Farms LLC

Quarter M Farms LLC

Murphy-Brown Holdings LLC

Murphy Brown LLC

SCHEDULE 12

FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Lender]

To:	[•]
Re:	The Facility
Borrower:	Smithfield Capital Europe B.V.
Amount:	euro 300,000,000
Agent:	SOCIETE GENERALE

Dear Sirs

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Company.

3.	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us or a member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquired (by assignment or sub participation) an interest, direct or indirect in the Facility or (b) twelve months after you have returned all Confidential Information supplied to you by us or a member of the Group and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us; provided, that any amendment or modification of a material term of this letter (including, without limitation, paragraphs 1 and 2 and the definition of “Confidential Information”) shall also require the Company’s prior written consent.

8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company, the Borrower and each other member of the Group.

10.	Third party rights

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, (but subject to the proviso set forth below) the parties to this letter do not require the consent of any Relevant Person or any member of the Group to vary this letter at any time; provided, that any variation of a material term of this letter (including, without limitation, paragraphs 1 and 2 and the definition of “Confidential Information”) shall require the Company’s prior written consent.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions In this letter (including the acknowledgement set out below):

Borrower means Smithfield Capital Europe B.V., a company formed under the laws of The Netherlands, and its successors and permitted assigns;

Company means Smithfield Foods, Inc., a Virginia corporation, and its successors and permitted assigns;

Confidential Information means any information relating to the Company, the Borrower, the Group, and the Facility including, without limitation, the Information Memorandum, provided to you by us or any member of the Group or any of their respective affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes generally available to the public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any member of the Group or any of their respective affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Group means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

Information Memorandum means the Confidential Information Memorandum dated July 2006;

Participant Group means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

Permitted Purpose means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully
For and on behalf of
[Lender]

To:	Smithfield Foods, Inc.
We acknowledge and agree to the above:

For and on behalf of
[[•]]

SCHEDULE 13

TIMETABLES

	Loans in euro	Loans in Sterling	Loans in other currencies
Request for approval of a currency as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)	n/a	n/a	10.00 a.m. New York time five Business Days before the proposed Utilisation Date

Agent notifies the Borrower if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)	n/a	n/a	3.00 p.m. New York time five Business Days before the proposed Utilisation Date

Delivery of a duly completed Utilisation Request for all Utilisations other than the initial Utilisation (Clause 5.1 (Delivery of a Utilisation Request)	10.00 a.m. New York time three Business Days before the proposed Utilisation Date	10.00 a.m. New York time three Business Days before the proposed Utilisation Date	10.00 a.m. New York time four Business Days before the proposed Utilisation Date

Agent determines (in relation to all Utilisations other than the initial Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	3.00 p.m. New York time three Business Days before the proposed Utilisation Date	3.00 p.m. New York time three Business Days before the proposed Utilisation Date	3.00 p.m. New York time three Business Days before the proposed Utilisation Date

Delivery of a duly completed Utilisation Request for the initial Utilisation (Clause 5.1 (Delivery of a Utilisation Request)	10.00 a.m. New York time two Business Days before the proposed Utilisation Date	n/a	n/a

Agent determines (in relation to the initial Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	3.00 p.m. New York time three Business Days before the proposed Utilisation Date	n/a	n/a

Agent receives a notification from a Lender under Clause 7.2 (Unavailability of a currency)	n/a	n/a	Quotation Day as of 9.30 a.m. New York time

Agent gives notice in accordance with Clause 7.2 (Unavailability of a currency)	n/a	n/a	Quotation Day as of 10.30 a.m. New York time

LIBOR or EURIBOR is fixed	Quotation Day as of 11.00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11.00 a.m. London time	Quotation Day as of 11.00 a.m. London time

SIGNATORIES

The Company

SMITHFIELD FOODS, INC.

By:	/s/ Michael Cole

The Borrower

SMITHFIELD CAPITAL EUROPE BV

By:	/s/ Carey J. Dubois

The Guarantors

SMITHFIELD FOODS, INC.

By:	/s/ Michael Cole

SMITHFIELD ROMANIA SRL

By:	/s/ Michael Cole

SMITHFIELD PROCESARE SRL

By:	/s/ Michael Cole

PRIMA FARMS Sp. z o.o.

By:	/s/ Carey J. Dubois

Arrangers

BNP PARIBAS

By:	/s/ Mark Pegrum

/s/ Simon Orchard

SOCIETE GENERALE CORPORATE & INVESTMENT BANKING, the corporate and investment banking division of SOCIETE GENERALE

By:	/s/ Laurence Lemesle
Director

The Lenders

BNP PARIBAS

By:	/s/ Mark Pegrum

/s/ Simon Orchard

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK

B.A. “RABOBANK INTERNATIONAL”, NEW YORK BRANCH

By:	/s/ Mark Pegrum

/s/ Simon Orchard (both by Power of Attorney)

ING BANK N.V. DUBLIN BRANCH

By:	/s/ Aidan Neill
Vice President

/s/ Maurice Kenny
Vice President

LLOYDS TSB BANK PLC, THE NETHERLANDS

By:

BANK POLSKA KASA OPIEKI S.A. (BANK PEKAO S.A.), PARIS BRANCH

By:	/s/ Robert Franck

/s/ Elisabeth Herve

SOCIETE GENERALE

By:	/s/ Laurence Lemesle
Director

BANK OF MONTREAL IRELAND P.L.C.

By:	/s/ Mark Pegrum

/s/ Simon Orchard (both by Power of Attorney)

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Karl Studer
Director

/s/ Karl Lesnik
Assistant Vice President

NATEXIS BANQUES POPULAIRES

By:	/s/ Mark Pegrum

/s/ Simon Orchard (both by Power of Attorney)

SUMITOMO MITSUI BANKING CORP., NEW YORK

By:	/s/ Shigeru Tsuru

BANK AUSTRIA CREDITANSTALT AG

By:	/s/ Mark Pegrum

/s/ Simon Orchard (both by Power of Attorney)

CALYON NEW YORK BRANCH

By:	/s/ Gerard M. Russell
Director

/s/ Blake Wright
Managing Director

FORTIS BANK (NEDERLAND) N.V.

By:	/s/ Mark Pegrum

/s/ Simon Orchard (both by Power of Attorney)

KBC BANK NEDERLAND, NV

By:	/s/ Ruud Van Der Snoek
Compliance Officer

/s/ Kris Arts
Vennootschapsdirecteur

CREDIT INDUSTRIEL DE L’OUEST

By:	/s/ Yves Chetiveaux

CREDIT INDUSTRIEL ET COMMERCIAL

By:	/s/ Patrick Kitching /s/ Steve Francis

The Agent

SOCIETE GENERALE

By:	/s/ Laurence Lemesle
Director

The Security Agent

SOCIETE GENERALE

By:	/s/ Laurence Lemesle
Director